As filed with the Securities and Exchange Commission
    on    August 25, 1998     <STRIKEOUT>July 13, 1998</STRIKEOUT>

                                Registration No.    333-58973

                        WASHINGTON, D.C. 20549

                   PRE-EFFECTIVE AMENDMENT NO. 1 TO
                               FORM SB-2

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933


                    MERGE TECHNOLOGIES INCORPORATED
      ----------------------------------------------------------
      (Name of small business issuer as specified in its charter)


     WISCONSIN                   3669                39-1600938
------------------------    -----------------     -----------------
(State of Incorporation)    (Primary Standard     (I.R.S. Employer
                            Industrial            Identification
                            Classification        Number)
                            Code Number)

                        1126 SOUTH 70TH STREET
                              SUITE S107B
                    MILWAUKEE, WISCONSIN 53214-3151
                            (414) 475-4300
          (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)

                         WILLIAM C. MORTIMORE
                               PRESIDENT
                        1126 SOUTH 70TH STREET
                              SUITE S107B
                    MILWAUKEE, WISCONSIN 53214-3151
                            (414) 475-4300
       (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

                               COPY TO:

                      MITCHELL D. GOLDSMITH, ESQ.
                        Shefsky & Froelich Ltd.
                  444 N. Michigan Avenue, Suite 2500
                           Chicago, IL 60611
                             (312)527-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:     From
time to time after the effectiveness of this registration statement.
<STRIKEOUT>From time to time after the effectiveness of this registration statement but not before August 1, 1998.</STRIKEOUT>

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [ X ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

<STRIKEOUT>

                                      CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS                       PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
  OF SECURITIES TO         AMOUNT TO       OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION
   BE REGISTERED         BE REGISTERED      PER SHARE (1)            PRICE                FEE
------------------       -------------     ---------------     ------------------    ------------

Common Stock                108,942             $3.50               $381,297            $112.48



    (1)   Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF
1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SAID SECTION 8(a), MAY DETERMINE.



</STRIKEOUT>

                              PROSPECTUS

                            108,942 Shares

                    Merge Technologies Incorporated
                             Common Stock


    This Prospectus relates to the resale of up to an aggregate of 108,942 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Merge Technologies Incorporated, a Wisconsin corporation (the "Company"), which may be offered (the "Offering") for sale by Sirrom Capital Corporation ("Sirrom" or the "Selling Stockholder"), as described in this Prospectus. Unless the context otherwise requires, the terms "Merge" and the "Company" include Merge Technologies Incorporated, a Wisconsin corporation, and its subsidiary, Signal Stream, Inc., a Wisconsin corporation ("SSI"). The Common Stock offered hereby was acquired by Sirrom when it exercised a warrant issued for nominal consideration as part of a private financing transaction between the Company and Sirrom. See "Certain Relationships and Related Transactions." The Common Stock is included for quotation on the Nasdaq SmallCap Market under the symbol
"MRGE."  On    August 21, 1998     <STRIKEOUT>July 10, 1998</STRIKEOUT>,
the last reported price for the Common Stock as reported by Nasdaq was
   $2.38     <STRIKEOUT>$3.50</STRIKEOUT> per share.  As of    August 21,
1998     <STRIKEOUT>July 10, 1998</STRIKEOUT>, the Company had a total of
5,778,216 shares of Common Stock outstanding.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         PRICE TO      UNDERWRITING     PROCEEDS TO
                        PUBLIC (1)     DISCOUNT (2)     SIRROM (3)

Per Share . . . . . .     $3.50             n/a            $3.50
Total . . . . . . . .  $381,297             n/a         $381,297


(1) Reflects the last reported closing price of the Common Stock on the Nasdaq SmallCap Market prior to the date of this Registration Statement. The actual price at which Common Stock will be sold may vary.
(2)  This Offering does not involve an underwriter.
(3) Reflects the last reported closing price of the Common Stock on the Nasdaq SmallCap Market prior to the date of this Registration Statement. The expenses of the Offering, estimated to be $15,612, including legal, accounting and registration fees, are payable by the Company. See "Plan of Distribution."


            The date of this Prospectus is ______ __, 1998.

                        ADDITIONAL INFORMATION

     The Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part)
(File No.    333-58973    ) (the "Registration Statement") under the
Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement and to the schedules and exhibits thereto, which can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of each such document may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov. The Common Stock is included for quotation on the Nasdaq SmallCap Market and copies of reports and other material concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1801 K Street, N.W., 8th Floor, Washington, D.C. 20006.

<STRIKEOUT>
            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference herein the following documents filed pursuant to the Exchange Act under the Company's Exchange Act File No. 0-29486: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (ii) the Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1998; and (iii) the Company's Proxy Statement dated May 18, 1998. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus also shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing these reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes this statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will not update this Prospectus for events occurring subsequent to the date of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of the person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to documents, unless these exhibits are specifically incorporated by reference into the document). Requests for these documents should be made to the Investor Relations Department at the Company's principal executive offices located at 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151; telephone number (414) 475-4300.
</STRIKEOUT>

     MergeMVP [trademark], MergeXPI [trademark], MergeAPS [trademark], MergeARK [trademark], MergeCOM-3 [trademark], MergeLINK [trademark], MergeWorks [trademark], CaseWorks [trademark], MergeVPI [trademark], MergeDPI [trademark], MergeXPI [trademark], MergeReader [trademark], MergeBOX [trademark] and ReportManager [trademark], among other marks, are trademarks or service marks of the Company.

                             RISK FACTORS

PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS.

LACK OF CONSISTENT PROFITABILITY; HISTORY OF OPERATING LOSSES AND WORKING CAPITAL DEFICITS; SUBSTANTIAL INTANGIBLE ASSETS

     Although the Company experienced significant revenue growth from fiscal 1995 through fiscal 1997, it incurred net losses of approximately $209,000 in fiscal 1997, $114,000 in fiscal 1996 and approximately $574,000 in fiscal 1995.  The Company incurred a net loss of approximately
   $740,000 for the six months ended June 30, 1998 and a net profit of approximately $201,000 for the six months ended June 30, 1997.
<STRIKEOUT>$57,000 for the three months ended March 31, 1998 and approximately $45,000 for the three months ended March 31, 1997</STRIKEOUT> There can be no assurance that revenue growth will continue or that the
Company will consistently achieve profitability in the future.    As of
June 30, 1998, the Company had working capital of approximately
$8,183,000.     <STRIKEOUT>As of March 31, 1998, the Company had working
capital of approximately $9,340,000.</STRIKEOUT> However, the Company experienced working capital deficits of approximately $1,972,000 in 1997,
$438,000 in 1996 and $1,243,000 in 1995.    The Company had intangible
assets of approximately $3,287,000 as of June 30, 1998.     <STRIKEOUT>The
Company had intangible assets of approximately $3,057,000 as of March 31, 1998.</STRIKEOUT> See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OPERATING RESULTS MAY FLUCTUATE

     The Company's operating results are subject to quarterly and other fluctuations due to a variety of factors. A significant portion of the Company's business is derived from orders placed by OEMs, and the timing of such orders could cause material fluctuations in the Company's business and operating results. Other factors that may cause the Company's operating results to fluctuate include changes in sales volumes through the Company's distribution channels, changes in the mix of products sold, the timing of new product announcements and introductions by the Company and its competitors, market acceptance of new or enhanced versions of the Company's products, availability and cost of products from the Company's suppliers, competitive pricing pressures, the gain or loss of significant customers, increased research and development expense associated with new product introductions and economic conditions generally or in various geographic areas. All of the above factors are difficult for the Company to forecast, and these or other factors can materially affect the Company's operating results for one quarter or series of quarters. In addition, the Company's gross margins may decrease in the future as a result of increasing sales of lower margin products and volume discounts. The Company expects to continue to increase its operating expenses for personnel and new product development. If the Company does not achieve increased levels of sales commensurate with these increased levels of operating expenses, the Company's business and operating results will be materially adversely affected. There can be no assurance that the Company will be profitable on a quarterly or annual basis. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INCREASED CREDIT AND PAYMENT RISKS ASSOCIATED WITH END-USER SALES

     The Company currently markets and sells a significant portion of its products to OEMs. The Company has not, in the past, experienced significant nonpayment or delays in payment on receivables from these customers.
Increased direct sales to end-users, such as hospitals,    may create
delays in payment of receivables to the Company and may also increase the
risk of nonpayment of receivables.     <STRIKEOUT>may create delays in
payment of receivables to the Company and may also increase the risk of nonpayment of receivables.</STRIKEOUT> The Company may bear increased interest expense if it experiences delays in receipt of payment on receivables as a result of increased sales directly to end-users as a percentage of total sales.

COMPANY MUST RESPOND TO TECHNOLOGICAL CHANGE; RISKS OF COMPANY'S
INVOLVEMENT WITH RAPIDLY DEVELOPING TECHNOLOGY

     The markets for the Company's products are characterized by rapid technological advances, product obsolescence, changes in customer requirements and evolving regulatory requirements and industry standards. The Company's future prospects will depend in part on its ability to enhance its medical image networking and management products in a timely manner and to identify, develop and achieve market acceptance of new products that address new technologies and standards and meet customer needs in the medical imaging network market. There can be no assurance that the Company will be able to respond to technological advances, changes in customer requirements or changes in regulatory requirements or industry standards or that the Company will be able to develop and market new products successfully. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements, or changes in regulatory requirements or industry standards, or any significant delays in the development, introduction or shipment of products, could have a material adverse effect on the Company's business and operating results. In anticipation of new product introductions by the Company or its competitors, customers could refrain from purchasing the Company's existing products. New products could render certain of the Company's existing products obsolete. Any of these events could materially adversely affect the Company's business and operating results. In addition, third-party payors, such as governmental programs and private insurance plans, can indirectly affect the pricing or relative attractiveness of the Company's products by regulating the maximum amount of reimbursement that they will provide for the taking, storing and interpretation of medical images. A decrease in the reimbursement amounts for radiological procedures may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, the rate of adoption of new technologies may decrease as capital investment budgets are reduced, thereby significantly reducing the demand for the Company's products.

BROAD CONTROL BY MANAGEMENT AND DIRECTORS

     The executive officers of the Company and members of the Company's
Board of Directors, own    1,827,093     <STRIKEOUT>1,832,619</STRIKEOUT>
shares (inclusive of vested options to acquire an additional
   379,073    <STRIKEOUT>362,142</STRIKEOUT> shares) of the Company's
issued and outstanding Common Stock. Consequently, the executive officers and Directors control 30% of the total voting power of the Company's Common Stock. By virtue of such ownership, the executive officers and Directors voting as a group may be able to influence significantly certain matters with respect to the Company, including without limitation: (i) the election of all of the Directors; (ii) increases in authorized capital stock; (iii) the dissolution or merger of the Company or the sale of the Company's assets; and (iv) discretion over the day-to-day affairs of the Company. See "Management" and "Principal Shareholders."

COMPANY DEPENDS ON MAJOR CUSTOMERS

     The Company sells a majority of its products to a relatively limited
number of OEMs, VARs and dealers.    Aggregate sales to the Company's ten
largest customers represented approximately 68%, 74% and 74% of the Company's net sales in 1996, 1997 and for the six months ended June 30,
1998, respectively.     <STRIKEOUT>Aggregate sales to the Company's ten
largest customers represented approximately 68% , 74% and 77% of the Company's net sales in 1996, 1997 and for the quarter ended March 31, 1998, respectively.</STRIKEOUT> During 1996, Picker, Philips and Siemens accounted for approximately 26%, 15% and 10%, respectively, of the Company's net sales. For 1997, Picker and Philips accounted for
approximately 23% and 14%, respectively, of the Company's net sales.    For
the six months ended June 30, 1998, Picker

   and Konica     accounted for
approximately 17%    and 26%, respectively,     of the Company's net
sales. <STRIKEOUT>For the quarter ended March 31, 1998, Konica and Picker accounted for approximately 38% and 17%, respectively, of the Company's net sales.</STRIKEOUT> There can be no assurance that the Company's current customers will continue to place orders with the Company or that the Company will be able to obtain orders from new customers. The loss of any one or more of the Company's major customers could materially adversely affect the Company's business and operating results. None of the Company's customers is subject to any minimum purchase requirements, and many of the Company's VAR and OEM customers offer competitive systems manufactured by third parties. Each of the Company's VAR and OEM customers and dealers can cease marketing the Company's products at its respective option, and the loss of one or more significant customers could materially adversely affect the Company's business and operating results. See "Business -- Sales, Marketing and Distribution."

EXPANSION OF INTERNATIONAL SALES EFFORTS; CURRENCY RISK

        An important component of the Company's business plan includes increasing its sales to customers outside the United States, which represented 36% of the Company's net sales during fiscal 1997 and 37% of the Company's net sales for the six months ended June 30, 1998. Sales in foreign currency represented approximately 6.7% of the Company's net sales during fiscal 1997 and 6.2% of the Company's net sales for the six months ended June 30, 1998; however, the Company anticipates that this percentage
may increase in the future.     <STRIKEOUT>An important component of the
Company's business plan includes increasing its sales to customers outside the United States, which represented 36% of the Company's net sales during fiscal 1997 and 31% of the Company's net sales for the three months ended March 31, 1998. Sales in foreign currency represented approximately 6.7% of the Company's net sales during fiscal 1997 and 5.0% of the Company's net sales for the three months ended March 31, 1998; however, the Company anticipates that this percentage may increase in the future.</STRIKEOUT> The Company does not hedge against risks associated with receipt of foreign currency. The Company does, however, anticipate that if sales outside the United States increase in the future, the Company may deem it advisable to hedge against risks associated with receipt of foreign currency. No assurance can be given that such hedging, if undertaken, will prevent the Company from incurring losses due to currency fluctuation.

     In order to increase foreign sales, it may be necessary or desirable for the Company to expand its sales force, or establish additional offices outside the United States. The increased costs of hiring new personnel or establishing offices could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE UPON KEY PERSONNEL

     The Company's continued success will depend to a significant degree upon the efforts and abilities of its senior management, in particular, William C. Mortimore, its President and Chief Executive Officer, William L. Stafford, Vice President -- Sales, David M. Noshay, Vice President -- Marketing, <STRIKEOUT>Dwight A. Simon, Vice President -- Engineering,</STRIKEOUT> Colleen M. Doan, Chief Financial Officer and Michael J. Franco, Chief Technical Officer. Of these key personnel, only Mr. Mortimore has an employment agreement with the Company. See "Management -- Employment Agreements." The loss of the services of any of these officers could have a material adverse effect on the Company. The Company maintains term life insurance policies covering the life of Mr. Mortimore in the amount of $2,000,000 and covering the lives of each of Mr. Stafford, Mr. Noshay <STRIKEOUT>, Mr. Simon</STRIKEOUT> and Ms. Doan in the amount of $500,000, the proceeds of which would be payable to the Company.

POTENTIAL DIFFICULTY IN HIRING ADDITIONAL SALES AND ENGINEERING PERSONNEL

     The Company's ability to carry out its business plan depends in part upon its ability to hire and retain skilled sales and marketing professionals and engineering specialists. Although the Company believes it will be able to hire qualified personnel for such purposes, an inability to do so could materially adversely affect the Company's ability to market, sell and enhance its product lines. The market for qualified experienced sales and marketing professionals and engineering specialists has historically been, and the Company expects that it will continue to be, intensely competitive. The inability to recruit and retain qualified employees could materially adversely affect the Company's results of operations and financial condition.

PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     Although on April 14, 1998 the Company received U.S. patent number 5,740,248 for CaseWorks, a product currently in development, and has also submitted foreign patent applications on CaseWorks, the Company generally does not rely on patent protection with respect to its products. Instead, the Company relies on a combination of copyright and trade secret laws, employee and third-party confidentiality agreements and other measures to protect intellectual property rights pertaining to its systems and technology. There can be no assurance, however, that applicable copyright or trade secret laws or these agreements will provide meaningful protection of the Company's copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against the Company with respect to its products or technology or other matters. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time-consuming and expensive to defend or prosecute and resolve. To date, the Company has not initiated any intellectual property infringement claims, and no such claims have been asserted against it. See "Business -- Intellectual Property."

GOVERNMENT REGULATION

     The manufacturing and marketing of the Company's products are subject to government regulation as medical devices in the United States by the United States Food and Drug Administration (the "FDA") and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is uncertain and is often lengthy and expensive. The Company believes that its success depends upon commercial sales of improved versions of its products, certain of which cannot be marketed in the United States and other regulated markets unless and until the Company obtains clearance or approval from the FDA and its foreign counterparts. Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of the Company's products, total or partial suspension of the Company's production operations, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

     The Company is also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. In addition, sales of the Company's products outside the United States are subject to various foreign regulatory requirements. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with domestic regulatory requirements or to obtain any necessary foreign certifications or regulatory approvals, or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

PRODUCT LIABILITY; RISK OF PRODUCT DEFECTS

     The Company has licensing agreements with certain of its customers, which typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Furthermore, although the Company tries to include provisions limiting its exposure to product liability in its sales agreements, the Company is not always successful in doing so. Moreover, some of the Company's products are sold without agreements addressing product liability claims at all. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. Although the Company has procured product liability insurance, there can be no assurance that it will continue to obtain such insurance on favorable terms or that such insurance will be sufficient to fully protect the Company against a successful product liability claim. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, results of operations and financial condition. Software products such as those offered by the Company occasionally contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing, the Company could in the future lose or delay recognition of revenues as a result of software errors or defects, the failure of its products to meet customer specifications or otherwise. Although to date, the Company's business has not been materially adversely affected by any such errors, defects or failure to meet specifications, there can be no assurance that defects will not be found in new or existing products or releases after commencement of commercial shipments or that such products will meet customer specifications, resulting in loss or deferral of revenues, diversion of resources, damage to the Company's reputation, or increased service and warranty and other costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Products Under Development."

SIGNIFICANT UNALLOCATED NET PROCEEDS OF INITIAL PUBLIC OFFERING; BROAD DISCRETION OF MANAGEMENT

     A significant portion of the remaining proceeds of the initial public offering (the "IPO") of the Common Stock completed in the quarter ended March 31, 1998 have not been allocated for specific uses by the Company. The Company intends to use some of the remaining net proceeds of the IPO to fund increases in accounts receivable, to increase sales and marketing and research and development, to hire additional personnel and for other working capital and general corporate purposes. In addition, the Company may use a portion of the remaining net proceeds of the IPO to acquire businesses, products or technologies complementary to its business, although the Company has no present plans, intentions, understandings, commitments or agreements, nor is it currently engaged in any negotiations, with respect to any possible acquisitions. Pending such uses, the Company has invested the remaining net proceeds from the IPO in short-term, investment-grade, interest-bearing securities. The Company has no other specific uses for the remaining proceeds of the IPO, and the exact use of the proceeds will be subject to the discretion of management.

MARKETS FOR THE COMPANY'S PRODUCTS ARE HIGHLY COMPETITIVE

     The markets for the Company's products are highly competitive. Many of the Company's customers purchase products from both the Company and its competitors. The Company has one primary competitor in the imaging acquisition network business, which includes the Company's MergeMVP product. In the DICOM software package business, the Company primarily competes directly and indirectly with a number of other entities, including the Radiological Society of North America, which offers a version of DICOM (originally developed by Mallinckrodt Institute of Radiology) as "freeware" available to be downloaded without charge from the Internet, but which offers more limited features and no user support. The Company also faces competition from picture archiving and communication systems ("PACS") manufacturers. See "Business -- Competition."

     In the application of MergeWorks Connectivity Products specifically for hardcopy film networks, which include the MergeAPS print server and the MergeXPI printer interface, the Company competes with multiple film vendors. However, since the MergeAPS print server works with any of the laser film printers available from these vendors, these companies also have purchased products from the Company when they have needed to interface with other competing manufacturers' products. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets. The Company could also face competition from networking equipment and telecommunications manufacturers if such companies were either to develop DICOM capability for their products, or purchase from one of the Company's competitors products that provide DICOM capability. Many of the Company's current and potential competitors have greater resources than those of the Company in areas including finance, research and development, intellectual property and marketing. Many of these competitors also have broader product lines and longer standing relationships with customers in the medical imaging field than those of the Company.

     The Company believes that its ability to compete successfully depends on a number of factors both within and outside of its control, including: applications innovation; product quality and performance; price; experienced sales, marketing and service organizations; rapid development of new products and features; continued active involvement in the development of DICOM and other medical communication standards; and product and policy decisions announced by its competitors. There can be no assurance that the Company will be able to compete successfully with existing or new competitors.

POSSIBILITY OF NASDAQ QUOTATION TERMINATION OR SUSPENSION AND DECREASE IN STOCK PRICE

     Continued trading of the Common Stock on the Nasdaq SmallCap Market is conditioned upon maintaining certain asset, capital and surplus, earnings and stock price tests. To maintain eligibility on the Nasdaq SmallCap Market, the Company must, among other things, maintain compliance with one of the following three tests: (i) net tangible assets in excess of $2,000,000; (ii) market capitalization of $35,000,000; or (iii) net income of $500,000 in the latest fiscal year or in two of the last three fiscal years. If the Company fails all of these tests or if the Company fails to maintain an average bid price of at least $1.00 per Share, the Common Stock may be suspended or terminated from inclusion on the Nasdaq SmallCap Market. The effects of suspension or termination include the limited release of the market prices of the Common Stock and limited news coverage of the Company. Suspension or termination may restrict investors' interest in the Common Stock and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatility of stock prices and possible suspension or termination, low price stocks are subject to additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if trading of the Common Stock on the Nasdaq SmallCap Market was to be suspended or terminated and the trading price of the Common Stock was less than $5.00 per share, such Common Stock could be subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. In such case, the Common Stock could also be deemed "penny stock" under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Common Stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Common Stock and the ability of purchasers in this Offering to sell their Common Stock in the secondary market. See "Risk Factors-Recent IPO" and "-Potential Adverse Impact on Market Price of Shares Eligible for Future Sale and Registration Rights."

RECENT IPO

     Prior to the IPO there was no market for the Common Stock. Although the Common Stock is included for quotation on the Nasdaq SmallCap Market, there can be no assurance that an active trading market will develop for the Common Stock, or, if developed, that it will be maintained. Certain factors, such as subsequent sales of Common Stock into the market by existing shareholders, including Sirrom, and market conditions generally, could cause the market price of the Common Stock to vary substantially. In addition, H.C. Wainwright & Co. Inc, the Underwriter of the IPO and the Representative of the several underwriters of the IPO (the "Underwriter" or the "Representative", as applicable) has registration rights for the Common Stock it owns or may acquire and accordingly, will have the ability to exercise these rights and sell these shares substantially free of securities law restrictions. Also, certain existing shareholders have held their shares for over one year and will be able to sell these shares substantially free of securities law restrictions, subject to contractual agreements not to sell these shares prior to certain dates. See "Risk Factors-Lack of Consistent Profitability; History of Operating Losses and Working Capital Deficits; Substantial Intangible Assets," "Certain Relationships and Related Transactions" and "Shares Eligible for Future Sale."

ADDITIONAL FUNDING MAY BE NECESSARY

     The Company believes that the remaining net proceeds from the IPO, together with current cash and cash equivalent balances and internally generated funds, will satisfy the Company's projected requirements for
   at least     <<STRIKEOUT>the</STRIKEOUT> twelve months    from the
IPO     <STRIKEOUT>following the date of this Prospectus</STRIKEOUT> for sales and distribution, research and development, working capital and commitments under its employment agreements with its European employees (all of which the Company believes to be at fair market wages) and with Mr. Mortimore, the Company's President and Chief Executive Officer. Thereafter, if cash generated from operations is insufficient to satisfy the Company's projected requirements, or if the Company subsequently elects to use funds for acquisitions or other matters, the Company may be required to sell additional equity or debt securities or obtain additional bank or other credit facilities. There can be no assurance that the Company will be able to sell such securities or obtain such credit facilities on acceptable terms in the future, if at all. This potential sale of additional equity or debt securities could result in further dilution to the Company's shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO INTENTION TO DECLARE OR PAY DIVIDENDS

     The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. The Company also anticipates that it may in the future seek to obtain a loan, revolving credit agreement or other financing arrangement, the terms of which, although not known to the Company at this time, may prohibit the declaration and payment of dividends without prior lender approval. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. See "Dividend Policy."

POTENTIAL ADVERSE IMPACT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

     The Company's Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Although the Company has no present plans to issue shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

ANTITAKEOVER MEASURES

     The Company's Articles of Incorporation and By-Laws, along with Wisconsin statutory law, contain provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of the Company. Such provisions could result in the Company being less attractive to a potential acquiror and could result in the shareholders receiving less for their Common Stock than otherwise might be available in the event of a takeover attempt. See "Description of Securities -- Certain Statutory and Other Provisions."

POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE AND REGISTRATION RIGHTS

     The Company has outstanding 5,778,216 shares of Common Stock.
Currently,    2,306,309     <STRIKEOUT>2,185,000</STRIKEOUT> shares of
Common Stock are freely tradeable without restriction or further limitation under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations imposed on "affiliates" of the Company under Rule 144 promulgated under the Securities Act ("Rule 144"). The 108,942 shares of Common Stock offered hereby are currently "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. <STRIKEOUT>Sirrom has agreed with the Company not to sell, pledge, encumber or otherwise dispose of any of the 108,942 shares of Common Stock offered hereby until August 1, 1998. After August 1, 1998, the 108,942 shares of Common Stock offered hereby may be sold without restriction or further limitation under the Securities
Act.</STRIKEOUT> The remaining    3,362,965     <STRIKEOUT>3,484,274
</STRIKEOUT> outstanding shares of Common Stock are "restricted securities." Pursuant to the Company's 1996 Stock Option Plan, options to acquire up to 924,043 shares of Common Stock are held by employees and pursuant to the Company's 1998 Stock Option Plan for Directors, options to acquire 60,000 shares of Common Stock are held by directors; if exercised, the shares so issued shall be freely tradeable subject to certain limitations imposed by Rule 701, including limitations under Rule 144, promulgated under the Securities Act. In addition, the Representative owns warrants that entitle the Representative to purchase an aggregate of 190,000 shares of Common Stock at an initial exercise price per share equal to $7.80 per share (the "Representative's Warrants"). The Representative's Warrants will be exercisable through January 28, 2002 and contain certain demand and incidental registration rights relating to the underlying Common Stock. The holders of the Representative's Warrants may sell shares of Common Stock acquired by exercise of the Representative's Warrants after one year from the date of exercise thereof without registration subject to the limitations of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, subject to certain restrictions, sell within any three-month period a number of shares which does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock; or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission as required by Rule 144. Rule 144 also permits the sale of shares without any volume limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The one-year
holding period with respect to    3,362,965     <STRIKEOUT>3,484,274
</STRIKEOUT> outstanding shares of Common Stock has expired or, with respect to shares issued upon the exercise of options granted under the Company's 1996 Stock Option Plan, is no longer applicable.

     In connection with the IPO, holders of Common Stock and outstanding stock options holding approximately 67% of the Company's outstanding Common Stock and outstanding options agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company they currently hold without the prior written consent of the Underwriter for the following periods: (i) shareholders holding approximately 62% of the Company's outstanding Common Stock have agreed to such restrictions with respect to all of their current stockholdings, and shares they may obtain by exercising options currently held by them, through October 31, 1998 (275 days following the IPO) and, with respect to 50% of their current stockholdings, and shares they may obtain by exercising options currently held by them through April 29, 1999 (455 days following the IPO); and (ii) Sirrom and Alpha Capital Venture Partners, Limited ("Alpha"), who hold, in the aggregate, approximately 4% of the Company's outstanding Common Stock,

<STRIKEOUT>have</STRIKEOUT> agreed to such restrictions with respect to all of their current stockholdings through August 1, 1998 (180 days following the IPO). In addition, in order to register the Common Stock for sale in certain states the Company's directors prior to the IPO, and all of the Company's executive officers, entered into "lock-in" agreements which prohibit the sale, pledge or encumbrance of all or a substantial majority of their respective shares owned prior to the IPO through January 28, 2000 (two years following the IPO), subject to the right to (i) sell up to 2.5% of the subject shares per quarter during the second year of such agreement, and (ii) continue existing pledges of Common Stock to secure personal borrowings in place prior to the effectiveness of the IPO in the case of two of such individuals. Since directors of the Company who were not directors prior to the IPO did not enter into such "lock-in" agreements, their shares are not subject to these restrictions. In order to register the Common Stock for sale in certain states, except for options to purchase 60,000 shares of Common Stock issued under the 1998 Stock Option Plan for Directors granted immediately following the closing of the IPO, the Company will not grant options or warrants in excess of 15% of the number of outstanding shares of Common Stock to officers, directors, employees, holders of 5% or more of the Common Stock or affiliates through January 28, 1999 (one year following the IPO).

     Prior to the IPO, there was no market for the Common Stock. Further sales of Common Stock under Rule 144 in the public market could adversely affect the market price of the Common Stock or the ability of the Company to raise money through a public offering of its equity securities.


            FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains certain forward-looking statements including: (i) anticipated trends in the Company's financial condition and results of operations, including expected changes in the Company's gross profit, sales and marketing expense, product research and development expense, general and administrative expense and professional expenses; (ii) the Company's business strategy for future growth in the market, including the Company's plans regarding anticipated hiring; and (iii) the Company's ability to distinguish itself from its current and future competitors. When used in the Prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. In addition to the other risks described elsewhere in this "Risk Factors" Section, important factors to consider in evaluating such forward-looking statements include: (i) changes in external competitive market factors which might impact trends in the Company's results of operations; (ii) unanticipated working capital and other cash requirements;
(iii) general changes in the industries in which the Company competes; and
(iv) various other competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" Section, actual results could differ materially from the forward-looking statements contained in this Prospectus.


                              THE COMPANY

     The Company is a Wisconsin corporation and was incorporated on November 25, 1987. The Company's principal executive offices are located at 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151, its telephone number is (414) 475-4300 and its Internet address is www.merge.com.

                            USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the account of the Selling Stockholder. The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay all expenses related to the registration of the Shares. See "Plan of Distribution."


                          SELLING STOCKHOLDER

     The Selling Stockholder beneficially owns an aggregate of 108,942 shares of Common Stock as of the date of this Prospectus, or 1.9% of the total number of Shares outstanding. Because the Selling Stockholder may offer all or a portion of the Shares, no estimate can be made of the number of Shares that the Selling Stockholder will beneficially own upon completion of the Offering. The Company previously has entered into financing transactions with the Selling Stockholder. See "Certain Relationships and Related Transactions."


                               DILUTION

     This Offering, which consists solely of Shares previously issued by the Company, is being made for the account of the Selling Stockholder and will not result in dilution to purchasers of the Shares.


                            DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock since its formation. The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. The Company also anticipates that it may in the future seek to obtain a loan, revolving credit agreement or other financing arrangement, the terms of which may prohibit the declaration and payment of dividends without prior lender approval. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                         PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Stockholder, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected by one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market; (iii) purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of the hedging positions they assume with the Selling Stockholder. The Selling Stockholder or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the Shares, which shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

     The Selling Stockholder and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by the Selling Stockholder and any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholder can presently estimate the amount of any such compensation.
The Company knows of no existing arrangements between the Selling Stockholder and any broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholder. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to the registration of the Shares. The Selling Stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS



SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Discussions containing such forward-looking statements may be included herein in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as within this report generally. In addition, when used in this report, the words "believes," "intends," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These statements are subject to a number of risks and uncertainties, including, among others, the Company's lack of consistent profitability, history of operating losses, fluctuations in operating results, credit and payment risks associated with end-user sales, involvement with rapidly developing technology in highly competitive markets, dependence on major customers, expansion of its international sales effort, broad discretion of management and dependence on key personnel, risks associated with product liability and product defects, costs of complying with government regulation, changes in external competitive market factors which might impact trends in the Company's results of operation, unanticipated working capital and other cash requirements, general changes in the industries in which the Company competes, and various other competitive factors that may prevent the Company from competing successfully in the marketplace. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

OVERVIEW

     The Company provides software, hardware and systems integration products and services that enable health care organizations to network otherwise incompatible image-producing and image-using devices. The Company's products provide a communications bridge between incompatible devices, permit radiologists to use either video images on electronic workstations or film as a diagnostic medium and create a diagnostic-quality electronic archive of imaging results. In addition, the Company's products and services permit the information generated and used by medical imaging devices to be included in a health care organization's information network or an electronic patient record ("EPR").

     The Company's products and services available today include: (i) MergeWorks Connectivity Products --for retrofitting legacy stand-alone medical image-producing and image-using devices thereby rendering such devices capable of communicating over a DICOM network; (ii) OEM Interface Products -- connectivity software tool kits and interface board products that enable original equipment manufacturers ("OEMs") to manufacture new radiology image-producing and image-using devices capable of directly communicating with the DICOM standard; (iii) Network Integration Products and Services -- systems integration products and services for the design and installation of DICOM networks, including training, design assistance and testing services; and (iv) Networked Image Management Products -- products that enable radiologists to select and manage specific diagnostic images which may be incorporated into a diagnostic report or an EPR.

     The Company introduced the first of its MergeWorks Connectivity Products in 1989 and has continually developed and upgraded such products to provide connectivity to additional image-producing and image-using devices. In 1992, the Company introduced its OEM Interface Products with the release of the MergeCOM-3 software toolkit. With the acquisition of Signal Stream Technologies, Inc. ("SST") in 1995, the Company expanded into board-level interface products for OEMs of medical imaging equipment. The Company introduced its Network Integration Products and Services in 1996. In 1998, the Company introduced its Networked Image Management Products with the sale of beta units of MergeARK, a new medical image archival system. The Company expects to continue to add new products and additional functionality to existing products.

     The components of the Company's net sales by product line are as follows.

Product Line                    1995        1996        1997
                                ----        ----        ----
                                     (in thousands)
MergeWorks Connectivity
  Products                     $2,725      $4,454      $7,308
OEM Interface Products            993       1,457       2,122
Network Integration Products
  and Services                   --           474         286
                               ------      ------      ------
                               $3,718      $6,385      $9,716
                               ======      ======      ======

                                     Three Months        Six Months
                                     Ended June 30,    Ended June 30,
                                      (Unaudited)       (Unaudited)
                                   -----------------  ---------------
                                      1997     1998    1997     1998
                                      -----    ----    ----     ----
                                              (in thousands)
Product Line

MergeWorks Connectivity
  Products. . . . . . . . . . .      $1,388   $1,148  $2,687   $3,189
OEM Interface Products. . . . .         625      568     983    1,111
Network Integration Products and
  Services. . . . . . . . . . .          89      104     135      166
Networked Image Management
  Products. . . . . . . . . . .           0      112       0      112
                                     ------   ------  ------    -----
                                     $2,102   $1,932  $3,805   $4,578
                                     ======   ======  ======   ======

     The Company recognizes revenue on hardware products and software tool kits at the time of shipment to the customer. Fees for software run-time licensing are recognized ratably over the related contract period.
Software maintenance charges are deferred and recognized on a straight-line basis over the contract support period, which is generally one year.

     Historically, the Company's products have primarily been distributed as software and hardware components through OEMs and value added resellers ("VARs") that integrate these products into their own product offerings. As the Company's range of product offerings has grown, so have its channels of distribution. The Company expanded its sales and marketing staff to 18 persons at June 30, 1998 from three persons in the beginning of 1995. The Company has increasingly concentrated on: (i) sales to end-users both directly and through dealers on a non-exclusive basis; (ii) sales, administrative reporting and functionality to support the growing international demand for its products, including the opening of a branch office in The Netherlands in 1996; and (iii) sales of new product and service offerings such as Network Integration Products and Services. Sales and marketing expense includes salaries and incentive compensation of sales, sales management and service personnel, as well as the cost of exhibiting at industry trade shows, print advertisements and product brochures.

     Net sales include standard discounts to the Company's OEM and VAR customers. In 1995, the Company began to offer increased sales discounts to certain distribution channels.

     Cost of goods sold consists of purchased components and the amortization of software development. For the assembly of its products, the Company generally purchases industry standard components from multiple vendors. The Company acquired Signal Stream Technologies in 1995 to gain in-house computer hardware design and manufacturing expertise and to give the Company more control over certain aspects of its cost of goods sold. The Company capitalizes software development expense once technological feasibility has been established in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Capitalized software is amortized over the expected life of the related product, which typically is five years.

     Product research and development expense consists primarily of the compensation and related overhead expense of software and hardware engineers and engineering management personnel. In fiscal years 1997, 1996, and 1995, the Company's research and development expense was $1,616,000, $1,391,000, and $823,000, respectively. Product innovation is considered important to the Company's success and the Company expects to continue to increase research and development expense in absolute dollars. However, such expenditures are not expected to increase proportionally in relation to the increase in net sales.

     General and administrative expense includes the salaries and related costs of administrative, finance, information services and general management personnel, plus corporate overhead, such as facility rental, insurance, depreciation and legal expenses. The Company believes that general and administrative expense will decline as a percentage of net sales in the future.

RESULTS OF OPERATIONS

     THREE MONTHS ENDED JUNE 30, 1998 COMPARED TO THREE MONTHS ENDED
JUNE 30, 1997

     NET SALES. Net sales decreased by 8% to $1,932,000 in the three months ended June 30, 1998 from $2,102,000 in the three months ended
June 30, 1997. Net sales of MergeWorks Connectivity Products accounted for the largest decrease, $240,000 or 17%, to $1,148,000 in the three months ended June 30, 1998 from $1,388,000 in the three months ended June 30, 1997, primarily due to a decrease in distribution of products to the end-user channel. The Company expects that net sales of Merge clinical networks will increase over the current level in the third and fourth quarters of 1998. Sales of OEM Interface Products decreased by 9% to $568,000 in the three months ended June 30, 1998 from $625,000 in the three months ended June 30, 1997, as the product mix within this category shifted, with a decreases in net sales of MergeCOM Integrator's Tool Kit software packages and increases in quarterly royalties for MergeCOM licensing. The Company expects that royalty revenues from current customers will account for a larger proportion of its software business in the future, and that sales within this category will show modest increases.

Network Integration Products and Services net sales increased 17% to $104,000 in the three months ended June 30, 1998 from $89,000 in the three months ended June 30, 1997. The Company began reporting of Networked Image Management Products line during the three months ended June 30, 1998 with net sales of $112,000, which represented sales of beta units of MergeARK, a new medical image archival system.

     COST OF GOODS SOLD. Cost of goods sold consists of purchased components and the amortization of purchased and developed software. The cost of purchased components as a percentage of net sales in the three months ended June 30, 1998 increased to 25% compared to 19% in the three months ended June 30, 1997, primarily due to differences in product mix that reflect greater sales of higher margin products in the three months ended June 30, 1997. The current level of purchased components as a percentage of net sales more closely reflects the Company's expectations of future cost trends. Amortization of purchased and developed software increased as a percentage of net sales to 10% in the three months ended June 30, 1998 from 7% in the three months ended June 30, 1997.
Amortization expense, which is computed on a straight-line basis, increased relative to net sales as net sales in the three months ended June 30, 1998 were lower than the Company's expectations.

     GROSS PROFIT. Gross profit decreased by 19% to $1,247,000 in the three months ended June 30, 1998 from $1,548,000 in the three months ended June 30, 1997. As a percentage of net sales, gross profit was 65% in the three months ended June 30, 1998 compared to 74% in the three months ended June 30, 1997.

     SALES AND MARKETING. Sales and marketing expense increased by 53% to $870,000 in the three months ended June 30, 1998 from $569,000 in the three months ended June 30, 1997. The majority of sales and marketing expense currently relates to compensation of sales, marketing and service personnel. The Company increased its sales and marketing department staff to 18 persons as of June 30, 1998 from nine persons as of June 30, 1997, and it increased its service personnel to 12 persons as of June 30, 1998 from five persons as of June 30, 1997. The Company expects to continue to invest in additional sales, marketing and service personnel in order to increase net sales, and to allocate additional resources to marketing programs to promote the Company in the end user marketplace.

     PRODUCT RESEARCH AND DEVELOPMENT. Product research and development expense increased by 39% to $519,000 in the three months ended June 30, 1998 from $374,000 in the three months ended June 30, 1997. The increase in research and development expense consists primarily of compensation to additional product engineers engaged in software design and the development of specialized computer hardware. The Company believes that advanced technology is a key element in the success of its business, and it expects to increase its research and development expenditures in dollar terms.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased by 112% to $650,000 in the three months ended June 30, 1998 from $307,000 in the three months ended June 30, 1997. The increase was due to:

(i) expenses related to expanded administrative services at its European branch including hiring additional personnel, (ii) establishment of an information services group responsible for internal computer systems, and
(iii) additional expenses associated with operating as a publicly held company. The rate of increase in general and administrative expense is expected to moderate in the second half of 1998.

     TOTAL OTHER EXPENSE, NET. Total other expense, net was $(109,000) in the three months ended June 30, 1998 versus $52,000 in the three months ended June 30, 1997. This change was due to (i) an increase in net interest income of $113,000 arising from investment of funds from the Company's initial public offering and (ii) a benefit in unrealized transaction expense that was a result of an increase in the strength of the Dutch guilder, the functional currency of the Company's European branch.

     INCOME TAXES. The Company did not pay federal income taxes or recognize an income tax benefit in the three months ended June 30, 1998 or in the three months ended June 30, 1997. In the three months ended
June 30, 1998, the Company incurred a loss for financial reporting purposes but did not recognize an income tax benefit due to continued losses and uncertainty as to future realization of a tax benefit.

     SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30,
1997

     NET SALES. Net sales increased by 20% to $4,578,000 in the six months ended June 30, 1998 from $3,805,000 in the six months ended June 30, 1997. Net sales of MergeWorks Connectivity Products increased $502,000 or 19% to $3,189,000 in the six months ended June 30, 1998 from $2,687,000 in the six months ended June 30, 1997. This increase is due to accelerated activity in the Company's distribution to end users through dealers during the first quarter of 1998, which was moderated in part by delays in orders in this channel in the second quarter of 1998. Sales of OEM Interface Products increased by 13% to $1,111,000 in the six months ended June 30, 1998 from $983,000 in the six months ended June 30, 1997. Network Integration Products and Services sales increased 23% to $166,000 in the six months ended June 30,1998 from $135,000 in the six months ended
June 30, 1997. The Company began reporting of Networked Image Management Products during the six months ended June 30, 1998 with net sales of $112,000 for beta units of MergeARK, a new medical image archival system.

     COST OF GOODS SOLD. Cost of goods sold consists of purchased components and the amortization of purchased and developed software. The cost of purchased components as a percentage of net sales in the six months ended June 30, 1998 increased to approximately 28% compared to 23% in the six months ended June 30, 1997, primarily due to differences in product mix that reflect greater sales of lower margin products. While product mix may vary from quarter to quarter, the Company anticipates that overall, the cost of purchased components as a percentage of net sales will remain at or near the current level. Amortization of purchased and developed software was 8% of sales in both periods.

     GROSS PROFIT. Gross profit increased by 12% to $2,940,000 in the six months ended June 30, 1998 from $2,629,000 in the six months ended June 30, 1997. As a percentage of net sales, gross profit was 64% in the six months ended June 30, 1998 and 69% in the six months ended June 30, 1997.

     SALES AND MARKETING. Sales and marketing expense increased by 64% to $1,622,000 in the six months ended June 30, 1998 from $989,000 in the six months ended June 30, 1997. The majority of these expenses currently relate to compensation of sales, marketing and service personnel. The Company increased its sales and marketing department staff to 18 persons as of June 30, 1998 from nine persons as of June 30, 1997, and it increased its service personnel to 12 persons as of June 30, 1998 from five persons as of June 30, 1997. The Company expects to continue to invest in additional sales, marketing and service personnel in order to increase net sales, and to allocate additional resources to marketing programs to promote the Company in the end user marketplace.

     PRODUCT RESEARCH AND DEVELOPMENT. Research and development expense increased by 34% to $963,000 in the six months ended June 30, 1998 from $719,000 in the six months ended June 30, 1997. The increase in research and development expense consists primarily of compensation to additional product engineers engaged in software design and the development of specialized computer hardware. The Company believes that advanced technology is a key element in the success of its business, and it expects to increase its research and development expenditures in dollar terms.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased by 91% to $1,187,000 in the six months ended June 30, 1998 from $621,000 in the six months ended June 30, 1997. The increase was due to:
(i) expenses related to expanded administrative services at its European branch including hiring additional personnel, (ii) establishment of an information services group responsible for internal computer systems, and
(iii) additional expenses associated with operating as a publicly held company. The rate of increase in general and administrative expense is expected to moderate in the second half of 1998.

     TOTAL OTHER EXPENSE, NET. Total other expense was $(91,000) in the six months ended June 30, 1998 versus from $99,000 in the six months ended June 30, 1997. This change is due primarily to an increase in net interest income of $168,000 arising from investment of funds raised in the Company's initial public offering, which occurred on January 29, 1998.

     INCOME TAXES. The Company did not pay federal income taxes or recognize an income tax benefit in the six months ended June 30, 1998 or in the six months ended June 30, 1997. In each of these periods, the Company incurred losses for financial reporting purposes but did not recognize an income tax benefit due to continued losses and uncertainty as to future realization of a tax benefit.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     NET SALES. Net sales increased by 52% to $9,716,000 in 1997 from $6,385,000 in 1996. Net sales of MergeWorks Connectivity Products accounted for the largest increase, rising by 64% to $7,308,000 in 1997 from $4,454,000 in 1996, primarily due to increased distribution of products to end-users through dealers. Sales of OEM Interface Products grew by 46% to $2,122,000 in 1997 from $1,457,000 in 1996. Network Integration Products and Services sales decreased by 40% to $286,000 in 1997 from $474,000 in 1996 as the Company redirected its resources to meet an increased demand for MergeWorks Connectivity Products and OEM Interface Products during fiscal 1997.

     COST OF GOODS SOLD. Cost of goods sold consists of purchased components and the amortization of purchased and developed software. The cost of purchased components as a percentage of net sales in 1997 increased to approximately 25% compared to 25% in 1996, reflecting higher sales discounts for certain of the Company's products in certain distribution channels which were partially offset by lower material costs.

     GROSS PROFIT. Gross profit increased by 56% to $6,740,000 in 1997 from $4,309,000 in 1996. As a percentage of net sales, gross profit increased to 69% for fiscal 1997 from 68% for fiscal 1996.

     SALES AND MARKETING. Sales and marketing expense increased by 73% to $2,621,000 in 1997 from $1,519,000 in 1996. In 1997, the Company retained additional field sales staff to market and support increasing customer demand for image-acquisition and image-printing applications resulting in growth of the sales and marketing department staff to 17 persons as of December 31, 1997 from six persons as of December 31, 1996. Such personnel are engaged in sales and marketing activities through the OEM/VAR channel and in support of end-user distribution via dealers. The Company expects to continue to make additions to its sales force in order to increase net sales.

     PRODUCT RESEARCH AND DEVELOPMENT. Research and development expense increased by 16% to $1,616,000 in 1997 from $1,391,000 in 1996. The increase in research and development expense consists primarily of compensation to additional product engineers engaged in software design and the development of specialized computer hardware. The Company believes that advanced technology is a key element in the success of its business, and it expects to continue to increase its research and development expenditures in absolute dollars. However, research and development expense is expected to be a declining percentage of net sales as net sales increase.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased by 28% to $1,563,000 in 1997 from $1,221,000 in 1996. The increase was due primarily to additional overhead expense required to generate and support higher sales. General and administrative expense declined as a percentage of net sales to 16% in 1997 from 19% in 1996. The Company expects general and administrative expense to increase in 1998 due to additional fixed costs associated with operations as publicly held company. Such fixed costs include legal, audit and investor relations services, directors and officers insurance, and preparing, filing and publishing periodic and other reports. However, total general and administrative expense is expected to decline as a percentage of net sales.

     TOTAL OTHER EXPENSE, NET. Total other expense, net increased to $1,148,000 in 1997 from $97,000 in 1996. $872,000 of this expense represents a nonrecurring noncash interest expense for amortization of a discount on the outstanding note held by Sirrom Capital Corporation. See "Liquidity and Capital Resources."

     EXTRAORDINARY GAIN. In May 1996, the Company discharged $463,000 of subordinated notes, and related accrued interest, with the issuance of 33,861 shares of Common Stock and a cash payment of $375,000. An extraordinary gain of $169,000 was realized in connection with such discharge.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     NET SALES. Net sales increased by 72% to $6,385,000 in 1996 from $3,718,000 in 1995, primarily due to increased sales of MergeWorks Connectivity Products. Net sales for this product line increased by 63%, or $1,729,000, to $4,454,000 in 1996 from $2,725,000 in 1995. The increase was due to the introduction of a new distribution channel of products to end-users via dealers specifically for hardcopy film networks. Sales of OEM Interface Products increased by 47% to $1,457,000 in 1996 from $993,000 in 1995 as the result of new customers for such products. Network Integration Products and Services, introduced in fiscal 1996, generated $474,000 in revenue.

     COST OF GOODS SOLD. Cost of goods sold consists of purchased components and the amortization of purchased and developed software. The cost of purchased components as a percentage of net sales increased to 25% in 1996 from 20% in 1995 primarily due to higher discounts in connection with sales in the end-user market compared to sales in the OEM/VAR market.

     GROSS PROFIT. Gross profit increased by 65% to $4,309,000 in 1996 from $2,606,000 in fiscal 1995. As a percentage of net sales, gross profit decreased to 68% in 1996 from 70% in fiscal 1995.

     SALES AND MARKETING. Sales and marketing expense increased by 72% to $1,519,000 in 1996 from $881,000 in 1995. This increase resulted from the Company's decision to expand its sales and marketing resources. The sales and marketing department grew to six persons at the end of 1996 from three persons at the end of 1995, primarily as a result of implementing end-user distribution channels in 1996.

     PRODUCT RESEARCH AND DEVELOPMENT. Research and development expense increased by 69% to $1,391,000 in 1996 from $823,000 in 1995. The Company believes that advanced technology is a key element in the success of its business and expects to continue to invest in research and development.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased by 27% to $1,215,000 in 1996 from $960,000 in 1995, but declined as a percentage of net sales to 19% in 1996 from 26% in 1995. General and administrative expense in fiscal 1996 included the addition of four administrative personnel and related overhead as the Company expanded to support higher sales. The Company anticipates that general and administrative expense will continue to decline as a percentage of net sales in future periods.

     ACQUIRED IN-PROCESS TECHNOLOGY. In May 1995, Signal Stream, Incorporated, a wholly-owned subsidiary of the Company formed to effect the acquisition of SST, acquired all the outstanding shares of SST. The Company recorded a one-time charge of $375,000 at the time of this transaction to account for in-process technology which had not reached technological feasibility.

     PROFESSIONAL FEES RELATED TO PROPOSED FINANCING. The Company incurred $364,000 in fees in 1996 in preparation for an initial public offering that was canceled.

     TOTAL OTHER EXPENSE, NET. Total other expense, net, which consists primarily of interest expense, decreased by 30% to $96,000 in 1996 from $138,000 in 1995. This decrease was attributable to lower interest expense on the Company's subordinated debt, which was repaid in May 1996, offset in part by additional borrowings from the Company's bank.

     INCOME TAXES. The Company did not pay federal income taxes or recognize an income tax benefit in 1996 or 1995. In each of 1996 and 1995, the Company incurred losses for financial reporting purposes but did not recognize an income tax benefit due to continued losses and uncertainty as to future realization of a tax benefit. In addition, in 1995, the Company did not recognize an income tax benefit, partially due to the nondeductibility of the charge for acquired in-process technology.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by (used in) operating activities was $(1,137,000) in the six months ended June 30, 1998 compared to $245,000 in the six months ended June 30, 1997. In the six months ended June 30, 1998, the Company incurred a net loss of $740,000 and booked depreciation and amortization expense of $498,000. Significant changes in assets and liabilities in the six months ended June 30, 1998 include an increase in inventory of $664,000, reflecting components purchased in anticipation of higher sales; a $634,000 reduction in accounts payable of which some payments were made with proceeds of the IPO; and a decrease in accounts receivable of $463,000 due to a decrease in net sales.

     Investing activities include net additions to capital equipment of $332,000 and $174,000, and additions to capitalized software of $774,000, and $469,000 in the six months ended June 30, 1998 and the six months ended June 30, 1997, respectively.

     Cash provided by financing activities for the six months ended
June 30, 1998 and the six months ended June 30, 1997 was $8,190,000 and $1,162,000 respectively. Cash provided by financing activities in the six months ended June 30, 1998 consists primarily of net proceeds of the initial public offering, which occurred on January 29, 1998. In the six months ended June 30, 1997, the Company received cash of $2,000,000 from a loan agreement with Sirrom Capital and applied $655,000 of the proceed to repayment of a revolving credit facility with Biltmore Investors Bank.

     The Company had cash and cash equivalents of $6,373,000 and $428,000, and working capital (deficits) of $8,183,000 and $(1,972,000) at June 30, 1998 and December 31, 1997, respectively. The increase in working capital was due to the increase in cash and repayment of certain current liabilities with proceeds of the IPO.

     The Company believes that the net proceeds from the initial public offering in 1998, together with internally generated funds will satisfy for at least 12 months from the IPO, the Company's projected requirements for sales and distribution, research and development, working capital and commitments under its employment agreements with its European employees (all of which the Company believes to be at fair market wage rates) and with Mr. Mortimore, the Company's President and Chief Executive Officer, under the terms of which the Company is obligated to pay Mr. Mortimore an annual salary of $160,000. Thereafter, if cash generated from operations is insufficient to satisfy the Company's projected requirements, or if the Company subsequently elects to use funds for acquisitions or other matters, the Company may be required to sell additional equity or debt securities or obtain additional bank financing or other credit facilities. There can be no assurance that the Company will be able to sell such securities or obtain such credit facilities on acceptable terms in the future, if at all.

The sale of additional equity or debt securities could result in additional dilution to the Company's shareholders.

     The Company has arranged a three million dollar revolving line of credit with Bank One, Milwaukee.

     The Company's operating activities generated net positive cash flow in 1997, 1996 and 1995 of $793,000, $172,000 and $413,000, respectively.
The decrease in 1996 was due to cash outflows associated with expanding sales and marketing activities, development of new products, expanded general and administrative personnel, the canceled initial public offering and funding higher levels of accounts receivable, inventory and accounts payable. The increase in 1997 was due to an increase in net sales, offset in part by cash outflows associated with higher levels of inventory and accounts receivable.

     Investing activities include net additions to capital equipment of $499,000, $320,000 and $208,000, and additions to capitalized software of $1,005,000, $766,000 and $724,000 in fiscal 1997, 1996 and fiscal 1995, respectively. In 1997 and 1996, the Company also used $3,000 and $288,000 of cash, respectively, to invest in the purchase of a software license for technology used in the CaseWorks networked image management product.

     Cash provided by financing activities for 1997, 1996 and 1995 was $856,000, $1,341,000 and $593,000, respectively.

     In 1995, the Company issued 111,741 shares of Common Stock in a private placement at $1.34 per share, for an aggregate consideration of $150,000. All Common Stock was paid for with cash.

     In 1995 and 1996, the Company issued an aggregate of 1,229,148 shares of Common Stock in a private placement completed in fiscal 1996 at $1.48 per share; the Company received consideration in connection with this private placement of $205,000 in 1996 and $1,610,000 in fiscal 1995. Effective May 1996, the Company converted $222,712 of $686,064 subordinated notes payable to shareholders (the "Shareholder Notes") and related accrued interest into 191,766 shares of Common Stock. Also, in fiscal 1996, the Company discharged the remaining $463,352 of the Shareholder Notes and related accrued interest with the issuance of 33,861 shares of the Common Stock and a cash payment of $375,000. The Company increased its net borrowings in 1996 under its lending facilities by $503,000. In 1995, the Company drew $250,000 from its bank line of credit and borrowed an additional $150,000 from two shareholders.

     The Company had cash and cash equivalents of $428,000 and $287,000, and working capital deficits of $1,972,000 and $438,000 at the end of 1997 and 1996, respectively. The increase in working capital deficit was due to a $2,000,000 note, which represented a current liability due to the anticipated repayment in full with proceeds from the initial public offering. This note was issued in June 1997 to Sirrom Capital Corporation to replace the Company's working capital bank line. The Sirrom note bore interest at 13.5%, payable monthly from August 1997 through May 2002, with the principal and any remaining interest due in June, 2002. This note was repaid in full in February, 1998 using a portion of the net proceeds of the initial public offering.

YEAR 2000

     In the year 2000, many existing computer programs that use only two digits (rather than four) to identify a year in the date field could fail or create erroneous results if not corrected. All Merge manufacturing equipment and critical facilities equipment use commercial software applications and have been determined to be Year 2000 compliant. Year 2000 compliance is verified prior to all new purchases.

     As part of Merge's comprehensive approach to Year 2000 Compliance, we are also verifying that our suppliers of services and products have effective Year 2000 Compliance processes. This will help ensure that our business systems will also operate reliably before, during, and into the new millennium.

     The following Merge Technologies products have already been assessed to be Year 2000 compliant: MergeCOM, MergeAPS, MergeXPI, and MergeARK. Merge will continue to test its current and future products on an ongoing basis, applying its Year 2000 Compliance criteria and including any modifications that are incorporated into the compliance process during its implementation.

     Merge MVP products are reviewed on an ongoing basis to assess Year 2000 compliance. Since each MergeMVP is unique to a protocol, Year 2000 compliance must also be addressed with the manufacturer of the equipment (i.e., scanner, workstation) attached to the MergeMVP. Most imaging equipment installed in hospitals today uses two digits to represent a given year, and thus they are not Year 2000 compliant. MergeMVP software on new models has been designed to convert these two-digit dates to four-digit dates. A portion of the existing MergeMVP product line will be upgraded to provide Year 2000 compliance.

     In the event that any compliance issues are identified through our testing, Merge will, through its support programs, provide the necessary defect corrections, upgrades, and software releases so that its products will comply with the date requirements of Year 2000 compliance.

     Internal costs associated with upgrading legacy MVPs to convert two-digit dates to four-digit dates are not expected to exceed $20,000. The Company cannot quantify its risk for potential additional Year 2000 compliance costs at this time, but it does not anticipate that the effect of this computer program flaw on the operations of the Company will be significant. However, the Company may be required to spend time and monetary resources addressing any necessary computer program changes.



<STRIKEOUT>
     The information required by this item is incorporated by reference to the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

</STRIKEOUT>

                               BUSINESS

OVERVIEW

     The Company provides software, hardware and systems integration products and services that enable health care organizations to network otherwise incompatible medical image-producing and image-using devices. Medical image-producing devices primarily include digital x-ray, computed tomography ("CT"), magnetic resonance imaging ("MRI"), computed radiography ("CR"), ultrasound and nuclear medicine machines. Medical image-using devices primarily include video display terminals, specialty workstations, medical film laser printers that facilitate the use of diagnostic medical images, and digital image archiving systems. The Company's products can support over 200 different combinations of image-producing and image-using devices and have been installed at over 1,000 health care facilities throughout the world. The Company's products provide a communications bridge between incompatible medical image-producing and image-using devices, permit radiologists to use either video images on electronic workstations or film as a diagnostic medium, and create a diagnostic-quality electronic archive of imaging results. In addition, the Company's products permit the information generated and used by medical imaging devices to be included in a health care organization's information network or an electronic patient record ("EPR").

     The incompatibility of the various imaging devices in a typical radiology department or diagnostic imaging center has historically created the need for separate workstations, film printers, and other image-using devices to support each image-producing device. The Company's products convert the output of medical image-producing devices into an industry standard network communications protocol, Digital Imaging Communications for Medicine ("DICOM" or the "DICOM standard"), in order to connect these devices to various printers and workstations, and store the images generated by such devices in a permanent DICOM-based compact disk ("CD") archive. Radiology departments and other diagnostic imaging centers and the users of their images and diagnostic reports benefit in a variety of ways including: (i) multiple image-producing devices can be connected to a single workstation, film printer or other image-using device, resulting in reduced equipment expenditures; (ii) permanent electronic archives of diagnostic-quality imaging results can be created, enabling the retrieval of these images at any time in the future; (iii) the modular architecture of the Company's products allows radiology departments and other diagnostic imaging centers to build their electronic image management infrastructures in an incremental, flexible and cost-effective manner; and (iv) with the continued development of health care information technology, diagnostic images collected and managed with the Company's technology can readily be incorporated into a patient's EPR.

INDUSTRY BACKGROUND

     In recent years, managed care has sought to control health care costs by attempting to introduce increased efficiency to the health care delivery system. Any attempt to increase efficiency in this area requires a dramatic improvement in the exchange of information between the various participants in the health care delivery system. The EPR is a patient-specific repository of medical and financial information that can be accessed by various participants in the health care delivery system, including, but not limited to, attending and consulting physicians, insurance providers, medical laboratories, pharmacies, and the diverse departments of a hospital, clinic, nursing home or other care providing organization. In recent years, there has been considerable effort within the health care industry to promote the development of the EPR to improve the exchange of medical information.

     The health care industry is working to automate the collection and storage of clinical and financial data within the various departments of health care institutions, and, ultimately, to create an EPR by connecting such departments into a networked system. In a national survey of health care information professionals conducted in February of 1997 by the Health Information Management Systems Society ("HIMSS") and the Hewlett-Packard Company ("Hewlett-Packard"), the 1997 HIMSS/Hewlett-Packard Leadership Survey, twenty percent of those professionals indicated that their information technology budgets would grow by more than fifty percent in the next two years and sixty-nine percent indicated that their budgets would grow by more than ten percent in the next two years. Fifty percent of respondents indicated that upgrading their information technology infrastructure and integrating existing systems from multiple vendors were their current top priorities.

     Recently developed health care information technology has greatly improved the electronic management of textual data but, with the exception of picture archiving and communication systems ("PACS"), such systems still lack the ability to acquire, store and manage electronically the complete set of diagnostic images produced by each radiological examination. While large-scale PACS permit electronic image acquisition, transmission, storage, retrieval and display, such systems have not been widely accepted by the diagnostic imaging community for several reasons, including: (i) PACS are usually very expensive; a complete PACS for a hospital radiology department or other diagnostic imaging center performing 150,000 procedures per year may cost over $6 million; (ii) a radiology department's or other diagnostic imaging center's existing inventory of image-producing and image-using devices cannot typically be cost-effectively integrated into a PACS thereby negating the department's previous capital expenditures; (iii) there is a risk that the unedited data output of a PACS may overload an institution's communications network; and (iv) since PACS display medical images on video display terminals rather than film, the acceptance of PACS has been limited by the preference of most radiologists to use film for diagnostic purposes. Accordingly, the distribution of medical images has continued to be a manual, labor-intensive and inefficient process based on the sharing of a single patient film jacket filled with individual film sets.

     Electronic image management outside the PACS arena is made difficult primarily due to the incompatibility of the communications protocols and data formats between medical imaging devices produced by different OEMs. The OEMs that dominate the US and international markets for medical image-producing equipment are the GE Medical Systems Division of the General Electric Company ("GE"), Philips Medical Systems Nederland B.V. ("Philips"), Picker International, Inc. ("Picker"), Siemens A.G. ("Siemens") and Toshiba Corp. ("Toshiba"). The OEMs that dominate the U.S. and international markets for medical image-using equipment are Sterling Diagnostic Imaging, Inc. ("Sterling"), the Eastman Kodak Company ("Kodak"), Agfa-Gevaert N.V. (a division of Bayer Corporation) ("Agfa"), Imation Corporation ("Imation"), Fuji Photo Film Co., Ltd. ("Fuji") and Konica Medical Corporation ("Konica"). Such OEMs have historically designed their medical imaging devices to include proprietary communications protocols and internal data formatting technology unique to each company's products.

     In non-medical communications network environments, equipment owners, systems integrators and competing OEM vendors have been relatively free to modify proprietary equipment in order to make such equipment connect with devices manufactured by third party OEMs. However, modification of medical imaging devices generally is not possible because such devices are subject to government regulation. Further, OEMs have the ability to void the warranty on their equipment if such equipment is attached to third party components that have not been approved by the OEM.

     To date, no OEM has been able to maintain a commanding technological position in all facets of diagnostic imaging. Generally, medical institutions have focused on diagnostic quality, cost, reliability or other attributes of specific devices in making their capital expenditure decisions rather than on acquiring a full suite of equipment from a single OEM. As a result, the existing equipment base includes numerous OEM-specific communications protocols and data formats that have historically precluded devices manufactured by different OEMs, and sometimes by the same OEM, from communicating with each other or with various image-using devices. This incompatibility has typically required the purchase of redundant hardware systems, thereby increasing costs. For example, a separate medical film printer or workstation must usually be connected directly to each digital x-ray, MRI or CT device in a hospital radiology or other diagnostic imaging center department instead of being shared by several such devices.

OEM SUPPORT AGREEMENTS

     In recent years, OEMs have increasingly recognized that their OEM-specific communications protocols and data formats have interfered with the connectivity needs of their customers and the Company has successfully negotiated agreements under which such OEMs have supplied the Company with the technical specifications and software algorithms necessary for communicating with their products. Such OEMs have additionally agreed to notify the Company of any updates to their technical specifications and software. Currently, the Company has signed agreements with over 20 OEMs including GE, Philips, Picker, Siemens and Toshiba, representing more than 90% of the radiological electronic imaging device market. These agreements have permitted the Company to develop products that directly address the connectivity problem associated with image-producing and image-using devices. The Company considers its access to the proprietary communications protocols and the data formatting technologies of these OEMs, while not exclusive, to be a substantial competitive advantage for its business.

NETWORK COMMUNICATIONS PROTOCOLS FOR MEDICAL IMAGING APPLICATIONS

     In order to solve the connectivity problem and eventually to replace the proprietary communications protocols and data formats discussed above, a joint committee of the American College of Radiology ("ACR") and the National Electrical Manufacturers' Association ("NEMA") was formed in 1984 to create an open standard method of describing and communicating medical images over a network. The joint committee includes representatives of many of the major companies in the medical imaging industry including Siemens, Philips, GE, Picker, Kodak, Agfa, Imation, Polaroid Corporation and the Company. Version 3.0 of the DICOM standard was released in 1992 and has become the first medical data communications standard to be adopted worldwide. Recently ACR and NEMA agreed to create the DICOM Standards Committee to continue the ongoing work of developing the DICOM standard. The contents of the DICOM standard are determined by the consensus of the membership of the DICOM Standards Committee, which includes representatives of bio-medical professional organizations, manufacturers, trade associations, other standards development organizations, and governmental agencies worldwide. The activities of the Committee are administered by NEMA, and the Committee owns the DICOM standard. The development and use of DICOM has made possible the efficient collection and management of clinical data that is produced and used by medical imaging devices.

     William C. Mortimore, the Company's President, has been a member of the ACR/NEMA joint committee since its establishment in 1984. In addition, several other Company employees, as well as employees of certain of the Company's competitors, occupy leadership positions on this committee. The Company has found that its leadership in the setting of standards for medical communications protocols has provided important technological and strategic insights that have facilitated the successful development and deployment of its products and services.

PRODUCTS AND SERVICES

     The Company's electronic imaging products and services available today

   (except for certain NETWORKED IMAGE MANAGEMENT PRODUCTS currently
under development)     include: (i) MERGEWORKS CONNECTIVITY PRODUCTS for
retrofitting legacy radiology image-producing and image-using devices; (ii) OEM INTERFACE PRODUCTS, including connectivity software tool kits and interface boards for new OEM image-producing and image-using devices;
<STRIKEOUT>and</STRIKEOUT> (iii) NETWORK INTEGRATION PRODUCTS AND SERVICES
-- for design and installation of DICOM networks, including training,
design assistance and testing services   ; and (iv) <STRIKEOUT>An
additional line of</STRIKEOUT> NETWORKED IMAGE MANAGEMENT PRODUCTS for facilitation of radiologists' selection and use of electronic images

   .     <STRIKEOUT>is under development.</STRIKEOUT>

     MERGEWORKS CONNECTIVITY PRODUCTS

     The Company sells MERGEWORKS CONNECTIVITY PRODUCTS for retrofitting legacy stand-alone medical image-producing and image-using devices thereby rendering such devices capable of communicating over a DICOM network. These products, that comprise the Company's MERGEWORKS CONNECTIVITY PRODUCTS line, address the incompatibility of proprietary communications protocols used by medical image-producing and image-using devices by converting the output from a customer's existing equipment base of image-producing devices into the DICOM standard format. Once in DICOM, such data can be made generally available on a network and can be converted into the particular proprietary language required by any image-using device on the network. Further, such products enable a radiology department or other diagnostic imaging centers to store diagnostic quality medical images in an electronic format for local or remote retrieval and display on film or a video terminal. The MERGEWORKS CONNECTIVITY PRODUCTS line permits a radiology department or other diagnostic imaging centers to upgrade its existing medical image management system through a relatively low cost and incremental conversion of its existing base of stand alone medical image-producing and image-using devices. The Company's MERGEWORKS CONNECTIVITY PRODUCTS also permit an institution to continue to benefit from its often substantial installed base of equipment and devices and realize the efficiencies of a network without incurring a large up-front capital cost as would be the case with a large scale PACS solution. The Company's MERGEWORKS CONNECTIVITY PRODUCTS for medical image acquisition, display, printing and storage over a DICOM network include:

          IMAGE ACQUISITION -- MergeMVP -- The Company developed and introduced its first component product, the MergeMVP converter, in 1989. The MergeMVP converter comprises software and hardware that transforms data generated by image-producing devices into the DICOM standard or other applicable format. Data transformed by the MergeMVP converter into DICOM can be interpreted, processed, manipulated and managed at video display stations, three dimensional image processing devices, teleradiology devices and other specialty workstations.

          IMAGE ACQUISITION -- MergeXPI -- The MergeXPI printer interface converts data that is generated by image-producing devices in a variety of proprietary languages and data formats into the DICOM standard format specifically for the purpose of printing such data. The MergeXPI printer interface, while similar to the MergeMVP converter in function, converts film data or hard copy data, which is traditionally used for diagnostic purposes, and limited patient identification data, to the DICOM format. Hard copy data generated by the MergeXPI print interface can be stored, managed and retrieved by other Company products. The MergeXPI product includes two alternative interfaces: (i) the MergeDPI digital print interface, which is used with image-producing devices that produce a digital image; and (ii) the MergeVPI video print interface, which is used with devices that produce an analog image.

          IMAGE PRINTING -- MergeAPS -- The MergeAPS print server permits DICOM formatted data to be converted into the proprietary language of a wide variety of medical laser film printers. The MergeAPS print server plays a key role in transforming stand-alone medical laser film printers to print networks thereby eliminating the need for individual printers for each image-producing device. As component parts, MergeAPS print servers can be used to network a group of existing printers to achieve systems compatibility without requiring the purchase of new printers. In addition, the MergeAPS print server contains a limited storage capacity permitting images to be retained for a short period of time for later printing.

OEM INTERFACE PRODUCTS

     The Company sells software tool kits and interface board products that enable OEMs to manufacture new radiology image-producing and image-using devices capable of directly communicating with the DICOM standard. The Company's OEM Interface Products include:

          OEM CONNECTIVITY -- MergeCOM-3 Software -- The MergeCOM-3 software tool kit permits OEMs to design image-producing and image-using devices capable of communicating in the DICOM format thereby rendering such equipment network ready and avoiding the need for the MergeMVP converter, the MergeXPI printer interface or the MergeAPS print server.

     The Company licenses the MergeCOM-3 software tool kit to over 70 OEMs of image-producing devices. The MergeCOM-3 software tool kit is available for over 30 different computer platforms, representing nearly all of the technologies currently employed in medical image production and use.

          OEM CONNECTIVITY -- Interface Boards -- The Company's board level interface products are sold to OEMs that want to build into their products at the design stage the ability to connect to other OEMs' proprietary systems, with or without DICOM conversion. The Company's interface boards are also an integral part of several of the Company's products such as the MergeMVP converter, the MergeXPI printer interface and the MergeAPS print server. Direct sales of interface boards to OEMs for inclusion in their own equipment permits the Company to achieve economies of scale in interface board production.

     NETWORK INTEGRATION PRODUCTS AND SERVICES

     The Company has offered systems integration services for the design and installation of DICOM networks since 1996. Such services include training, design assistance and testing, directly to radiology departments and other diagnostic imaging centers, as well as to VARs. The Company's purpose in offering these services is to solve the customer's connectivity problems. The Company finds that the solution to many customers' connectivity problems is found within the array of products offered by the Company. The Company anticipates that offering such services will enable the Company to enhance product sales in the future.

<<STRIKEOUT>PRODUCTS UNDER DEVELOPMENT</STRIKEOUT>

     NETWORKED IMAGE MANAGEMENT PRODUCTS

     The Company currently sells and is developing DICOM Networked Image Management Products that enable radiologists to select specific diagnostic images. Once selected, such images may be incorporated into a patient report or the EPR.

          IMAGE STORAGE -- MergeARK -- The MergeARK digital image archive is a stand-alone device that is connected to a DICOM compatible network. The MergeARK archive can acquire images and related clinical information from any number of image sources including imaging devices, displays and workstations, laser print servers and other limited storage file servers. The MergeARK archive can store images permanently, in diagnostic quality on CDs, for later retrieval over the network, for such applications as film reprints, supporting the EPR and telemedicine, the practice of medical diagnostics and recommendation of treatment from remote locations by the use of telecommunications. Without the DICOM standardization provided by the Company's products, each incompatible device would require its own dedicated archive. The MergeARK digital image archive is fully scalable and a user can upgrade the size of its archive incrementally through the installation of additional modular CD arrays.

          IMAGE MANAGEMENT -- CaseWorks -- The CaseWorks radiology work-flow management tool builds on the Company's MergeWorks product line to manage the large volume of image data generated in radiology departments and other diagnostic imaging centers and to facilitate the integration of such data into the EPR. Because of their clinical expertise and diagnostic experience, radiologists are best positioned to determine specific images that are pertinent for inclusion in the patient file from among the large number of images generated for a patient. Historically, radiologists have favored the use of film rather than computer workstations for diagnosis. The CaseWorks management tool directly addresses this preference by allowing radiologists to continue to use film as a primary diagnostic medium while facilitating the electronic selection of images for inclusion in the EPR. During the process of collecting and preparing images for printing on film for diagnosis, each image is assigned a unique, machine-readable identifier which is printed next to each image. A radiologist can prepare a case by selecting the images to be included in the EPR using the MergeReader hand-held unit. Thereafter, the selected images can be retrieved, along with the text report, from the MergeARK archive for consideration by various participants in the health care system. An anticipated future option for the CaseWorks management tool is the support of dictation within the MergeReader hand-held unit. The Company expects the CaseWorks management tool to be available for sale in the third or fourth
quarter of 1998.     The Company received a U.S. Patent for CaseWorks on
April 14, 1998.  See " -- Intellectual Property".      In 1996, in
anticipation of the introduction of the CaseWorks management tool, the Company entered into an agreement with a technology supplier under which the Company was granted a worldwide exclusive license to duplicate and distribute decoding software embedded in hand-held readers. The Company was also granted a worldwide non-exclusive license to duplicate and distribute encoding software used by the Company in recording identifying marks on x-ray film. Exclusivity under this agreement will lapse on November 1, 2000. In the event that the Company ceases to distribute both licensed products for a period of twenty-four months, any license in effect will automatically terminate.

          IMAGE MANAGEMENT -- ReportManager -- The ReportManager integration tool builds upon the image collection and management capability of the CaseWorks management tool and facilitates the automated assembly and distribution of radiology reports containing text and pertinent diagnostic image data. Such reports can be published in a variety of media including facsimile, telemedicine and hypertext markup language (HTML), a format for intranet and internet applications. The Company expects the ReportManager integration tool to be available for sale by the end of 1998.

     OTHER PRODUCTS

     The Company continues to develop new products and improve existing products. For example, the Company is currently developing products that provide a direct connection between DICOM imaging networks and hospital information systems, facilitating a more complete EPR. These interface products will also permit transmittal of patient demographic information to the MergeMVP converter and the MergeXPI print interface where images are initially acquired, thus reducing data entry errors and labor costs.

STRATEGY

     The Company's goal is to become a leading provider of connectivity and data management solutions that facilitate the networking of incompatible, proprietary devices in medical imaging systems. The Company intends to achieve this objective through the implementation of the following strategy:

     SELL MERGEWORKS CONNECTIVITY PRODUCTS FOR RETROFITTING
     LEGACY RADIOLOGY IMAGE-PRODUCING AND IMAGE-USING DEVICES.

     The majority of the Company's current revenue is generated through the sale of devices that enable existing radiology image-producing and image-using equipment to connect to a DICOM network. The Company expects sales of such devices to grow as (i) radiology departments and other diagnostic imaging centers that have no DICOM capability or that are partially DICOM-compliant retrofit additional existing machines with the Company's products, and (ii) radiology departments and other diagnostic imaging centers install new DICOM networks that require the retrofitting of all or some of their existing equipment base with the Company's products. According to a study commissioned by the Company and conducted by Technology Marketing Group, a diagnostic imaging market consulting organization located in Des Plaines, Illinois, the number of radiology departments at hospitals that can use the Company's products totals approximately 5,500 in the United States and 17,000 internationally. Within these facilities, there is an estimated total installed base of approximately 250,000 image-producing and image-using devices.

     SELL OEM INTERFACE PRODUCTS FOR NEW RADIOLOGY IMAGE-PRODUCING AND IMAGE-USING DEVICES.

     The Company currently sells software tool kits that enable manufacturers of new radiology image-producing and image-using devices to connect their machines directly to a DICOM network. The Company expects sales of such software tool kits and interface boards to grow as manufacturers of radiology image-producing and image-using devices upgrade and expand their current product lines. According to the Technology Marketing Group study, the estimated annual sales of new radiology image-producing and image-using machines totals approximately 11,000 units in the United States and 33,000 units internationally.

     SELL NETWORK INTEGRATION PRODUCTS AND SERVICES.

     The Company offers its customers Network Integration Products and Services that range from the installation of DICOM connectivity devices for image-producing and image-using equipment to the design and installation of entire DICOM networks and the conversion of all existing radiology machines to the DICOM communications protocol.

     SELL NETWORKED IMAGE MANAGEMENT PRODUCTS TO USERS OF DICOM NETWORKS.

     The Company currently sells and is developing Networked Image Management Products that enable radiologists to select and mark for retrieval specific selections of medical imaging data. These products are anticipated to reduce the amount of data required to be shared over a network and facilitate the development of the EPR. The Company expects to market these products to radiology departments and other diagnostic imaging centers that are already connected to a DICOM network.

     EXPAND THE COMPANY'S PRODUCT AND SERVICE OFFERINGS TO OTHER
     IMAGE-INTENSIVE DEPARTMENTS IN MEDICAL INSTITUTIONS.

     Many devices in medical institutions produce or use images that need to be viewed, transmitted and stored. Departments that use devices of this type include endoscopy, pathology, radiotherapy, urology, mammography and dialysis. The Company believes that machines used by radiology and such other departments will ultimately be connected to the hospital's information network and that images produced by these machines will eventually be stored in an EPR.

     The Company intends to develop connectivity products for such devices by applying its expertise in standardized communications protocols to bridge the gap between DICOM and HL-7, the developing standard for hospital information technology networks, and by leveraging its strong relationships with the manufacturers of medical image-producing and image-using devices. Certain employees of the Company have been: (i) members of the ACR/NEMA DICOM standard setting joint committee since its formation in 1984; (ii) active members of the HL-7 standard setting committee for hospital administrative information networks since 1994; and (iii) core members of the Andover Working Group since 1997. Employees of certain competitors maintain membership in the HL-7 committee, but no employees of the Company's competitors are core members of the Andover Working Group. The Andover Working Group, sponsored by Hewlett-Packard, was formed in 1995 to develop specific implementations of medical data communication standards. The primary work of the Andover Working Group has been conducted by approximately twenty-five core members. The core members that represent diagnostic imaging are Philips and the Company. The initial accomplishment of the Andover Working Group has been agreement on an implementation of a subset of HL-7, the developing standard for hospital information technology networks.


SALES, MARKETING AND DISTRIBUTION

     The Company markets its products and services to three types of customers: (i) OEMs that typically design and manufacture standard model devices such as MRIs, CTs, CRs, digital x-ray machines and other products that are not customized by the OEM for the individual customer; (ii) VARs that design and implement customized solutions, typically utilizing products manufactured by third parties, for their customers' particular needs; and (iii) dealers that act as retail distributors to end-users of products manufactured by third parties. The medical imaging device market is dominated by a limited number of high volume vendors with multiple divisions. As a result, depending on the specific product being sold and how it will be utilized, different divisions of a single customer, each with separate relationships with the Company, may fall into more than one of the types of customers listed above.

     The Company markets its MERGEWORKS CONNECTIVITY PRODUCTS, and intends to market its NETWORKED IMAGE MANAGEMENT PRODUCTS, to VARs, dealers and end-users. The MERGEWORKS CONNECTIVITY PRODUCTS enable VARs to connect the image-producing and image-using devices manufactured by different OEMs into the customized solutions that they market to their customers. Dealers market the MERGEWORKS CONNECTIVITY PRODUCTS directly to end-users typically as part of a catalog of medical imaging related products.

     The Company markets its MergeCOM-3 software tool kit directly to OEMs
pursuant to over    90     <STRIKEOUT>70</STRIKEOUT> licensing agreements
with such OEMs. Utilizing the MergeCOM-3 software tool kit and the Company's interface boards, OEMs are able to build DICOM capability directly into their products at the design stage. To a more limited extent, the Company licenses the MergeCOM-3 software tool kit to end-users that have in-house systems integration capability.

     The Company's marketing relationships with OEMs are based in large part on its long-standing relationships with the engineering and research and development personnel of such OEMs. Such relationships have grown from the Company's past success in negotiating OEM Support Agreements (see "OEM Support Agreements") with such OEMs and the Company's participation in the ACR/NEMA DICOM joint committee. Because of the limited number of medical imaging device OEMs, the Company relies heavily on repeat sales to such OEMs. The Company's marketing efforts with respect to VARs are focused on direct sales efforts and advertising to the sales engineering personnel of such VARs that design and sell customized end-user solutions. The Company has worked to leverage its relationships with the technical personnel of such VARs to support its VAR sales efforts. The Company employs three sales professionals to market to OEMs and VARs. Sales to OEMs and VARs accounted for 95% of the Company's net sales in fiscal 1995, 70% in fiscal 1996, 59% for fiscal 1997 and 53% for the six months ended June 30, 1998.

     The Company's end-user sales initiative is predominantly focused on sales through dealers. The Company has cultivated relationships with dealers that permit Company personnel to participate in presentations to potential customers. Pursuant to such relationships, once an end-user sale is made, the Company sells its products to the dealer for resale to the end-user. The Company markets to dealers and end-users through direct sales efforts, advertising and repeat business generated by its customer support efforts. At June 30, 1998, the Company employed seven sales professionals that market to dealers and end-users. Sales to end-users accounted for 5%
of the Company's net sales in fiscal 1995, 30% in fiscal 1996   ,
<STRIKEOUT>and</STRIKEOUT> 41% for fiscal 1997    and 47% for the six
months ended June 30, 1998    . The Company believes that sales to end-
users as a percentage of total net sales will increase in the future.

     The Company supports its general marketing efforts by exhibiting its products directly to customers in major trade shows; through its Internet address; through direct customer support; and through its product warranty. With respect to trade shows, the Company exhibits its products at the Radiological Society of North America annual meeting, the European Congress of Radiology and the Association of American Hospital Radiology Administrators annual meeting. Because the medical imaging industry is dominated by a few large participants, such trade shows, which employees of most such participants attend, are viewed by the Company as an integral part of its marketing strategy.

     The Company's Internet address (www.merge.com) was established in 1995 and currently averages approximately 60,000 hits per month and provides access to the Company's marketing materials, technical product information and its technical support staff. The Company's technical support staff conducts a service training course for OEM and VAR personnel on a regular basis, providing the Company's customers with the expertise needed to install and support the Company's products. The Company seeks to respond quickly to customer requests for technical support and service through a telephone hotline, on-line remote service support, which is a capability built into the MERGEWORKS CONNECTIVITY PRODUCTS line, and overnight exchange of defective parts or products. The Company provides a limited one-year parts or factory repair warranty on its products. Although the Company's warranty policy permits customers to return the Company's products in the event of malfunction, product returns to date have not been significant.

     An important component of the Company's business plan includes increasing sales to customers located outside the United States. The Company operates a sales office in the Netherlands and, as of June 30, 1998 employs 10 full-time staff in Europe who perform sales and technical customer support roles.

     The Company sells a majority of its products to a relatively limited number of OEMs, VARs and dealers. Aggregate sales to the Company's ten largest customers represented approximately 68%, 74% and 74% of the Company's net sales in 1996, 1997 and for the six months ended June 30, 1998, respectively. During 1996, Picker, Philips and Siemens accounted for approximately 26%, 15% and 10%, respectively, of the Company's net sales. For 1997, Picker and Philips accounted for approximately 23% and 14%, respectively, of the Company's net sales. For the six months ended June 30,
1998, Picker    and Konica     accounted for approximately 17%    and 26%,
respectively,     of the Company's net sales. There can be no assurance
that the Company's current customers will continue to place orders with the Company or that the Company will be able to obtain orders from new customers. The loss of any one or more of the Company's major customers could materially adversely affect the Company's business and operating results.

MANUFACTURING

     The Company's manufacturing activities consist primarily of assembling and testing hardware components and subassemblies acquired from vendors, and loading and testing the Company's software products. The Company operates under the Good Manufacturing Practices promulgated by the FDA and is a registered medical device manufacturer. Primarily in response to the requirements of European customers, the Company has recently commenced an initiative to comply with the ISO 9000 class of standards promulgated by the International Standards Organization, which involves an audit of the Company's manufacturing processes.

     The Company purchases industry standard parts and components for the assembly of its products, generally from multiple vendors. The Company has elected to rely on a limited number of subcontractors for certain subassembly functions in order to achieve more advantageous pricing through increased volume. However, the Company believes that additional subcontractors are available to perform these subassembly functions. The Company maintains good relationships with its vendors and, to date, has not experienced any material supply problems. Any substantial problems with suppliers, however, could have a material adverse effect on the Company's business, financial condition and results of operations.


COMPETITION

     The markets for the Company's products are highly competitive. Many of the Company's customers purchase products from both the Company and its competitors. The Company currently competes primarily with DeJarnette Research Systems, Inc. ("DeJarnette") in the retrofitting of legacy medical systems to enable DICOM standard connectivity. The MergeCOM-3 software tool kit primarily competes directly with DeJarnette and Mitra Imaging Inc. ("Mitra"), and indirectly with the Radiological Society of North America, which offers a version of DICOM, that was originally developed by Mallinckrodt Institute of Radiology, as "freeware" available to be downloaded without charge from the Internet, but which offers more limited features and no user support.

     In the application of MergeWorks products specifically for hardcopy film networks, which includes MergeAPS and MergeXPI products, the Company competes with film vendors, including Kodak, Agfa, Sterling and Imation. However, since the MergeAPS print server works with any of the laser film printers available from these vendors, these companies have also purchased the Company's products when they have needed networked filming solutions involving their competitors' products. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets. In addition, although many PACS manufacturers are currently customers of the Company, the Company faces competition from PACS manufacturers. The Company could face competition from networking equipment and telecommunications manufacturers if these companies were either to develop DICOM capability for their products or purchase products which provide DICOM capability from one of the Company's competitors. The Company could also face competition from a number of companies in the health care information technology sector, including, without limitation, Dynamic Healthcare Technologies, Inc., Imnet Systems, Inc. and Lanvision Systems, Inc. Many of the Company's current and potential competitors have greater resources than those of the Company in areas including finance, research and development, intellectual property and marketing. Many of these competitors also have broader product lines and longer standing relationships with medical imaging customers than those of the Company.

     The Company believes that its ability to compete successfully depends on a number of factors both within and outside of its control, including applications innovation; product quality and performance; price; experienced sales, marketing and service organizations; rapid development of new products and features; continued active involvement in the development of DICOM and other medical communication standards; and product and policy decisions announced by its competitors. There can be no assurance that the Company will be able to compete successfully with its existing or any new competitors.


INTELLECTUAL PROPERTY

     The Company received U.S. Patent number 5,740,248 for Caseworks on April 14, 1998. The Company has also filed foreign patent applications on CaseWorks. However, the Company generally does not rely on patent protection with respect to its products. Instead, the Company relies on a combination of copyright and trade secret law, employee and third party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to its systems and technology. There can be no assurance, however, that applicable copyright or trade secret law or these agreements will provide meaningful protection in the event of any unauthorized use, misappropriation or disclosure of the Company's copyrights, trade secrets, know-how or other proprietary information.

     In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against the Company with respect to its products or technology or other matters. There may be third party patents, copyrights and other intellectual property relevant to the Company's systems and technology which are not known to the Company. Although no third party has asserted that the Company is infringing such third party's patents, copyrights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that the Company would prevail in any such litigation, or that the Company would be able to obtain any necessary licenses on reasonable terms if at all. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. To date, the Company has not initiated any intellectual property infringement claims and, to the Company's knowledge, no such claims have been asserted against it.

     In the year 2000, many existing computer programs that use only two digits (rather than four) to identify a year in the date field could fail or create erroneous results if not corrected. This computer program flaw is expected to affect virtually all companies and organizations. The Company cannot quantify the potential costs and uncertainties associated with this computer program flaw at this time, but does not anticipate that the effect of this computer program flaw on the operations of the Company will be significant. However, the Company may be required to spend time and monetary resources addressing any necessary computer program changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION

     The manufacturing and marketing of the Company's products are subject to government regulation as medical devices in the United States by the Food and Drug Administration ("FDA") and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. The Company believes that its success depends upon commercial sales of improved versions of its products, certain of which cannot be marketed in the United States and other regulated markets unless and until the Company obtains clearance or approval from the FDA and its foreign counterparts.

     The Company has registered as a medical device manufacturer with the FDA. The Company is inspected on a routine basis by the FDA to determine compliance with the FDA's Quality System Regulation and other applicable regulations.

     The FDA generally requires that a manufacturer seeking to market a new medical device or an existing medical device for a new indication obtain either a premarket notification clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act (the "FDC Act") if the product is substantially equivalent to a product existing at May 28, 1976, or a premarket approval under the FDC Act ("PMA") prior to the introduction of such product into the market. Certain medical devices are exempt from premarket notification clearance by the FDA. Material changes to existing medical devices are also subject to FDA review and clearance or approval prior to commercialization in the United States. The Company is currently relying on the Section 510(k) premarket notification method to obtain governmental clearance ("510(k) clearance") to market its medical devices in the United States.

     Although it is believed to be a shorter, less costly means of satisfying the requirements of the FDC Act than the process to obtain a PMA, the process of obtaining a 510(k) clearance generally requires supporting data, which can be extensive and extend the regulatory review process for a considerable length of time. All models of the Company's systems that are commercially available, other than the software toolkits, have received 510(k) clearance. The software toolkits are not freestanding products and are incorporated as components of other medical devices. The manufacturer of the completed medical device is responsible for obtaining any required clearance or approval from the FDA. The CaseWorks management tool and the ReportManager integration tool are currently under development. Their regulatory status and premarket submission requirements will be determined when product development is completed. There can be no assurance that 510(k) clearance, if necessary, for any future product or modifications of existing products will be granted by the FDA within a reasonable time frame, if at all. Furthermore, the FDA may require that a request for 510(k) clearance be supported by data from clinical trials demonstrating "substantial equivalence" and the safety and effectiveness of the device, which may prolong the Section 510(k) notification review period for a particular device or may result in a finding that the product does not meet the substantially equivalent test, so that a full PMA could be required.

     The Food and Drug Administration Modernization Act of 1997 (the "Amendment") was enacted on November 21, 1997, and became effective on February 19, 1998. The Amendment is designed, in part, to facilitate the FDA's premarket notification clearance process for new products. The Company believes that the new regulatory policy may enable device-makers to introduce new products more quickly. However, the extent to which the Amendment will speed the FDA's clearance process is not known at this time.

     Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of products, total or partial suspension of production, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

     The Company is also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Sales of the Company's products outside the United States are subject to foreign regulatory requirements that vary from country to country. Additional approvals from foreign regulatory authorities may be required, and there can be no assurance that the Company will be able to obtain foreign marketing approvals on a timely basis or at all, or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In Europe, the Company has obtained the certificates necessary to enable the CE Mark, a non-expiring, international symbol of adherence to quality assurance standards promulgated by the European Union and compliance with applicable European Union Medical Device Directives, to be affixed to the Company's products for sales in member countries. Failure to obtain or maintain any necessary certifications or foreign regulatory approvals or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on the Company's business, financial condition and results of operations.


EMPLOYEES

     As of June 30, 1998, the Company had 87 employees, including 36 employees in research and development, 9 in manufacturing, 12 in quality control, service and support, 12 in sales, 5 in marketing and sales support activities and 13 in general administration and finance. Ten of the Company's full-time employees reside in Europe performing sales and technical customer support roles. The Company also relies on several part-time employees and consultants. None of the Company's employees is represented by a collective bargaining agreement nor has the Company experienced a work stoppage. Management believes that the Company's relationship with its employees is good.


PROPERTIES

     The Company's principal facilities are located in Milwaukee, Wisconsin, in an approximately 14,000 square-foot facility leased through September 2004 at a rate of approximately $203,000 per year. The Company also leases a sales, administrative and service support office in Nuenen, The Netherlands. The Company anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed. <STRIKEOUT>The Company anticipates that it will need to acquire additional office space in fiscal 1998.</STRIKEOUT>


LEGAL PROCEEDINGS

     The Company is not involved in any material legal proceedings.

<STRIKEOUT>

     The information required by this item is incorporated by reference to the information set forth under the caption "Business" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

PROPERTIES

     The Company's principal facilities are located in Milwaukee, Wisconsin, in an approximately 14,000 square-foot facility leased through September 2004 at a rate of approximately $203,000 per year. The Company also leases a sales, administrative and service support office in Nuenen, The Netherlands. The Company anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed. The Company anticipates that it will need to acquire additional office space in fiscal 1998.

EMPLOYEES

     As of March 31, 1998, the Company had 80 employees, including 33 employees in research and development, nine in manufacturing, 10 in quality control, service and support, 12 in sales, five in marketing and sales support activities and 11 in general administration and finance. Seven of the Company's full-time employees reside in Europe performing sales and technical customer support roles. The Company also relies on several part-time employees and consultants. None of the Company's employees is represented by a collective bargaining agreement nor has the Company experienced a work stoppage. Management believes that the Company's relationship with its employees is good.

LEGAL PROCEEDINGS

     The Company is not involved in any material legal proceedings.

</STRIKEOUT>

                              MANAGEMENT


DIRECTORS:

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors of the Company are as follows:

     WILLIAM C. MORTIMORE, 52, Founder of the Company, has served as President and Chief Executive Officer and a member of the Board of Directors of the Company since its inception in 1987. Mr. Mortimore has served as co-founder and a senior manager of several businesses in the fields of information communications technology, healthcare services and real estate, and has been responsible for securing public and private financing for these organizations. Mr. Mortimore is an original member of the American College of Radiology/National Association of Electrical Manufacturers ("ACR/NEMA") committee responsible for establishing and maintaining the DICOM medical imaging standard. Mr. Mortimore is also Chair of the Medical Imaging Information Section, and a member of the Board of Directors, of the Diagnostic Imaging Division of NEMA. Mr. Mortimore received a B.S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota, and pursued doctoral studies in

Electrical Engineering at the University of Minnesota.

     ROBERT T. GERAS, 60, Chairman of the Board of Directors, has served as Chairman of the Board of Directors of the Company since July 1997 and as a Director since 1992 and has been a shareholder of the Company since May 1989. Mr. Geras has been a private venture investor for more than 25 years, and has participated as a director of, investor in, and/or advisor to numerous small businesses in fields ranging from medical equipment, computer software, banking, telecommunications, industrial distribution and packaging. He has also assisted in corporate planning, capital formation and management for his various investments. Mr. Geras holds a B.S.B.A. from Northwestern University.

     ROBERT A. BARISH, M.D., 45, a Director, is the Chief Executive
Officer of University CARE, the Clinical and Research Enterprise at the University of Maryland. Dr. Barish is a Professor of the Department of Surgery and Medicine at the University of Maryland School of Medicine. He is a Trustee of the Endowment Fund of the University of Maryland. He is also a Director of Doctors Health System, Inc. Dr. Barish holds an M.D. from the New York Medical College, an M.B.A. from Loyola College and a B.A. from the University of New Hampshire. Mr. Barish was nominated to serve as an independent Director by H.C. Wainwright Co., Inc., pursuant to an agreement executed in connection with the IPO. See "Certain Relationships and Related Transactions."

     DENNIS BROWN, 50, a Director, has served since 1993 as the Chief Financial Officer and Treasurer of Sybron International Corporation, a publicly-traded company headquartered in Milwaukee, Wisconsin. From 1990 through 1993, Mr. Brown was the President of the European Region of Allen-Bradley Company. Prior to that, he served as the Treasurer of The Marmon Group. Mr. Brown is a Fellow of the Chartered Institute of Management Accountants.

     MICHAEL D. DUNHAM, 53, a Director, is President of Effective Management Systems, Inc., a publicly-traded Milwaukee-based corporation that markets and supports manufacturing software systems from 35 locations worldwide. Mr. Dunham co-founded Effective Management Systems, Inc. in 1978. Mr. Dunham is a director of United Wisconsin Services, Inc., a publicly-traded health insurance concern, two private software companies and a bank. Mr. Dunham is also a director of the Milwaukee Metropolitan Association of Commerce and the Milwaukee Education Trust, a non-profit organization for the enhancement of local primary and secondary education. Mr. Dunham holds a B.S. in Electrical Engineering from the University of Denver and a M.M.S. from the Stevens Institute of Technology.

     DOUGLAS S. HARRINGTON, M.D., 45, a Director, has been Chief Executive Officer of Chromavision, Inc., a publicly-traded company, since December 1996. From 1995 through 1996, Dr. Harrington served as Chairman and President of Strategic Business Solutions, Inc., a privately-held company specializing in the commercialization of biotechnology, and as a Principal in Douglas S. Harrington and Associates, a strategic consulting firm. From 1992 to 1995, Dr. Harrington served as President of the Nichols Institute, a healthcare laboratory services provider. Prior to 1992, Dr. Harrington held various management positions within Nichols Institute including Vice President of Operations and Medical Director. Dr. Harrington currently serves on the boards, advisory boards, or scientific advisory boards of ten healthcare and medical device companies. He is a director of Pacific Biometric, Inc., a publicly-traded healthcare technology company. He is also an Associate Professor of Clinical and Anatomic Pathology at the University of Nebraska Medical Center. Dr. Harrington has over 18 years experience in the commercialization of healthcare technology and has published over 80 peer-reviewed publications.

     KEVIN E. MOLEY, 51, a Director, is a consultant to Kinetra L.L.C. and has been the President and Chief Executive Officer of Integrated Medical Systems, Inc. since 1995, where he has also served as a director since 1994. Mr. Moley is a director of Cephalon, Inc., a publicly-traded biopharmaceutical company. From 1984 to 1989, Mr. Moley held positions of increasing responsibility with the United States Department of Health and Human Services. From 1989 through 1991, Mr. Moley served as Assistant Secretary of the United States Department of Health and Human Services. From 1991 through 1993, Mr. Moley served as the Deputy Secretary of the United States Department of Health and Human Services where he was responsible for day-to-day operations of all of the agencies of the Department, including the FDA, Public Health Service and the Center for Disease Control. Mr. Moley attended the School of Foreign Service at Georgetown University.

BOARD COMMITTEES AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Board is required to meet at least once per year, either in person or by telephonic conference. The Board met six times during calendar year 1997.

     The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Stock Option Committee and a Nominating Committee. The Audit, Compensation and Nominating Committees were formed in March 1998 and, accordingly, did not meet in 1997.

     The Audit Committee is comprised of William C. Mortimore, Dennis
Brown and Robert A. Barish, M.D. This committee recommends engagement of the Company's independent accountants, approves services performed by these accountants, and reviews and evaluates the Company's accounting system and its system of internal accounting controls.

     The Compensation Committee is comprised of Michael D. Dunham and
Kevin E. Moley. This committee reviews and administers the compensation of the officers of the Company.

     The Stock Option Committee is comprised of Messrs. Michael D. Dunham and Kevin E. Moley. This committee reviews and administers the granting of stock options under the Employee Plan. The Stock Option Committee met once in 1997.

     The Nominating Committee is comprised of William C. Mortimore and Robert T. Geras. This committee nominates candidates for the Board, and will consider nominees recommended by Shareholders.

     For a discussion of Directors' compensation, as well as additional information regarding the management of the Company, see "Management-- Executive Compensation."

EXECUTIVE OFFICERS

     The names of the executive officers of the Company, and their respective ages and positions with the Company, are as follows:

NAME                      AGE       POSITION
----                      ---       --------
William C. Mortimore.      52       President and Chief Executive
Officer, Director
William L. Stafford .      51       Vice President - Sales, Assistant
Secretary
David M. Noshay . . .      37       Vice President - Marketing
Michael J. Franco . .      51       Chief Technical Officer
Colleen M. Doan . . .      35       Chief Financial Officer, Treasurer
and Secretary
Anton van Kimmenade .      44       Director of Worldwide Service,
                                    Branch Manager - Europe

     WILLIAM C. MORTIMORE, Founder of the Company, has served as President and Chief Executive Officer and a member of the Board of Directors of the Company since its inception in 1987. Mr. Mortimore has served as co-founder and a senior manager of several businesses in the fields of information communications technology, healthcare services and real estate, and has been responsible for securing public and private financing for these organizations. Mr. Mortimore is an original member of the American College of Radiology/National Association of Electrical Manufacturers ("ACR/NEMA") committee responsible for establishing and maintaining the DICOM medical imaging standard. Mr. Mortimore is also Chair of the Medical Imaging Information Section, and a member of the Board of Directors, of the Diagnostic Imaging Division of NEMA. Mr. Mortimore received a B.S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota, and pursued doctoral studies in Electrical Engineering at the University of Minnesota.

     WILLIAM L. STAFFORD has served as Vice President, Sales of the
Company since June 1994. From February 1993 until May 1994, Mr. Stafford served as the Company's Director of Sales. From June 1983 until February 1993, Mr. Stafford was employed by Marquette Medical Systems, Inc., a manufacturer of patient monitoring systems. Previously, he was employed by GE Medical Systems, a manufacturer of medical diagnostic imaging equipment, and Baxter Laboratories, a drug manufacturer. Mr. Stafford holds a B.A. in Economics from Yale College and an M.B.A. from Harvard.

     DAVID M. NOSHAY has served as Vice President, Marketing of the
Company since August 1997. From September 1995 until July 1997, Mr. Noshay served as the Company's Eastern Regional Sales Manager. From July 1994 until August 1995, Mr. Noshay was Sales Manager of Scitex Medical Systems, a manufacturer of medical image printing equipment. From February 1989 until June 1994, he was Marketing Manager for Konica Medical Corporation, a manufacturer of medical film and image printing equipment. Previously, he was employed by Matrix Instruments, a manufacturer of medical imaging printing equipment, and Siemens Medical Systems, a manufacturer of medical diagnostic imaging equipment. Mr. Noshay holds a B.S. in Electrical Engineering and an M.S. in Biomedical Engineering from Rutgers University.

     MICHAEL J. FRANCO has served as Chief Technical Officer of the
Company since September 1996. From May 1995 until September 1996, Mr. Franco served as the Company's Director of Technical Services. Mr. Franco was the founder, and from 1993 to April 1995 was the President and Chief Technical Officer of Signal Stream Technologies, Inc., a manufacturer of medical imaging interfacing equipment which was merged into a subsidiary of the Company in May 1995. Previously, he was a co-founder and served as President and Chief Executive Officer of Adaptive Video, Inc., a manufacturer of medical imaging interfacing equipment for teleradiology and medical image printing. Prior to Adaptive Video, Mr. Franco was employed by Diasonics, Inc., a manufacturer of medical diagnostic imaging devices, and by Compression Labs, a manufacturer of video teleconferencing equipment.

     COLLEEN M. DOAN has served as Chief Financial Officer of the Company since September 1996, Treasurer since June 1994 and as Secretary since September 1997. Ms. Doan also served as Business Manager from
September 1989 through July 1995, and Controller from August 1995 through August 1996. Ms. Doan holds a B.A. in Business and Management from Alverno College.

     ANTON VAN KIMMENADE has served as Director of Worldwide Service since August 1997 and Branch Manager Europe since June 1994. From 1974 to 1994, Mr. van Kimmenade was employed by Philips, serving from 1985 to 1994 at Philips Medical Systems in technical leadership capacities in the areas of software development and quality assurance. Mr. van Kimmenade holds a degree in electronics from HBO Einhoven in Einhoven, The Netherlands.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive any cash compensation for their service as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board meetings. The Board of Directors may, in its discretion, alter this policy in the future.

     Directors who are not employees of the Company receive $1,000 for each Board meeting, and $500 for each committee meeting, which they attend in person, and one-half of these amounts for meetings in which they participate by telephone and which exceed two hours in length. Directors also are reimbursed for certain expenses incurred in connection with attendance at Board meetings. The Board of Directors may, in its discretion, alter this policy in the future. Each Director, other than any Director who is also an employee of the Company, on February 4, 1998, received, pursuant to the Company's 1998 Stock Option Plan for Directors (the "Director Plan"), options to acquire 10,000 Common Shares at an exercise price equal to the IPO price of the Common Shares of $6.00.

     The Company is currently authorized to issue up to an additional 40,000 Common Shares under the Director Plan, which the Board of Directors approved in January 1998. Each of the six non-employee Directors of the Company was granted an option to purchase 10,000 Common Shares as of February 4, 1998. One-third of the Directors' options will vest on each of the first, second and third anniversaries of the date of the grant. The purposes of the Director Plan are to attract and retain the best available personnel for service as Directors, to provide additional incentive to individuals to serve as Directors, to motivate Directors to achieve superior performance for the benefit of the Company's shareholders, and to encourage Directors' continued service on the Board. Each option granted under the Director Plan is evidenced by a written agreement between the Company and the participant.


EXECUTIVE COMPENSATION

     Set forth below is information concerning the compensation for 1997 and 1996 for the Company's President and
Chief Executive Officer, and each other executive officer of the Company whose salary and bonus exceeded $100,000:

                                        SUMMARY COMPENSATION TABLE
                                                                                LONG TERM
                                              ANNUAL COMPENSATION             COMPENSATION
                                 -------------------------------------------     AWARDS
                                                                              ------------
                                                                               SECURITIES
                                                                OTHER ANNUAL   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY        BONUS    COMPENSATION     OPTION      COMPENSATION
---------------------------      ----    ------        -----   -------------  ------------  -------------

William C. Mortimore. . . . . .  1997   $136,667   $    --            --            --          $2,733(1)
President and CEO                1996   $130,001        --            --         67,721          2,400(1)

Michael J. Franco . . . . . . .  1997    110,000        --            --            --           2,168(1)
Chief Technical Officer          1996    102,391        --            --        150,518(2)         546(1)

William L. Stafford . . . . . .  1997    110,000        --            --            --           1,587(1)
Vice President - Sales           1996      --  (3)      -- (3)        -- (3)     67,721            -- (3)
Assistant Secretary

David M. Noshay . . . . . . . .  1997    100,500     12,184(4)     43,620(5)     50,791          2,416(1)
Vice President - Marketing       1996      --  (3)      -- (3)        -- (3)     16,930            -- (3)

Dwight S. Simon . . . . . . . .  1997    110,000        --            --            --           1,626(1)
Vice President - Engineering     1996   $  --  (3)  $   -- (3)      $ -- (3)     67,721            -- (3)

(1)  Represents the Company's contributions to its 401(k) plan for the benefit of its employees.
(2)  Includes 82,797 options granted pursuant to an employment agreement entered into in 1995 in connection with the Company's purchase of Signal Stream Technologies, Inc.
(3)  Annual Salary and bonus received by Messrs. Stafford, Noshay and Simon in 1996 was less than $100,000.
(4)  In 1997 Mr. Noshay received a quarterly incentive sales bonus.
(5)  Mr. Noshay received a relocation allowance of $41,620 and an automobile reimbursement of $2,000 in 1997.

                                   OPTION/SAR GRANTS IN 1997 FISCAL YEAR

                                                                           POTENTIAL REALIZED
                                                                            VALUE AT ASSUMED
                      NUMBER OF    $ OF TOTAL                            ANNUAL RATES OF STOCK
                      SECURITIES     OPTIONS                               PRICE APPRECIATION
                      UNDERLYING   GRANTED TO                             FOR OPTION TERMS (1)
                       OPTIONS    EMPLOYEES IN     EXERCISE   EXPIRATION  --------------------
NAME                   GRANTED     FISCAL YEAR       PRICE       DATE         5%         10%
----                 -----------   -----------     --------   ----------   --------   --------
David M. Noshay . . . .   50,791       20%         $6.75(2)   07/31/2003   $116,819   $264,621

(1)  The dollar amounts under these columns are the result of calculations at the 5% and 10% rates of appreciation set by the SEC and therefore do not necessarily predict the future appreciation, if any, of the
Common Shares.

(2)  Options were granted at an exercise price equal to the estimated fair market of the Common Shares on the date of the grant.

                               AGGREGATED 1997 FISCAL YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES      VALUES OF UNEXERCISABLE
                                              UNDERLYING UNEXERCISED OPTIONS  IN-THE-MONEY-OPTIONS AT
                                    SHARES           AT FISCAL YEAR END            FISCAL YEAR END
                                   ACQUIRED    ----------------------------------------------------------
                                  ON EXERCISE      EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                  -----------      ----------- -------------  -----------  -------------
William C. Mortimore. . . .              0              33,860        33,861    $ 153,047      $ 153,052

Michael J. Franco . . . . .              0             116,657        33,861      527,290        153,052

William L. Stafford . . . .              0              33,860        33,861      153,047        153,052

David M. Noshay . . . . . .              0               8,465        59,256       38,262         38,262

Dwight A. Simon . . . . . .              0              33,860        33,861    $ 153,047       $153,052


EMPLOYMENT AGREEMENTS

The Company entered into an employment agreement dated as of September 1, 1997 with William C. Mortimore, which is in effect for an initial term of three years, followed by one-year extensions unless terminated by either party and provides for the Company to pay Mr. Mortimore a minimum annual salary of $160,000. The employment agreement requires Mr. Mortimore to devote his full time and attention to the Company. The employment agreement also includes confidentiality provisions, restricts
Mr. Mortimore's ability to compete with the Company for a period of two years after termination of his employment and awards Mr. Mortimore three months' severance pay following termination of his employment under certain conditions. Under Wisconsin law, a non-compete clause in an employment agreement may be voided if the court determines that the non-compete clause if unfairly restrictive.

<STRIKEOUT>

DIRECTORS AND EXECUTIVE OFFICERS

     The information required by this item is incorporated by reference to the information set forth under the caption "Management" in the Company's Proxy Statement dated May 18, 1998.

EXECUTIVE COMPENSATION

     The information required by this item is incorporated by reference to the information set forth under the caption "Management - Compensation of Directors and Executive Officers" in the Company's Proxy Statement dated May 18, 1998.

</STRIKEOUT>

                        MARKET FOR COMMON STOCK

     The Common Stock is included for quotation on the Nasdaq SmallCap Market. The high bid price for the Common Stock, as reported by Nasdaq,
for the    six months ended June 30, 1998 was $6.44.     <STRIKEOUT>quarter
ended March 31, 1998 was $6.375.</STRIKEOUT>  The low bid price for the
Common Stock, as reported by Nasdaq,    for the six months ended June 30,
1998 was $3.12.     <STRIKEOUT>for the quarter ended March 31, 1998 was
$6.00.</STRIKEOUT> These quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions. As of the date of this Prospectus, there were 5,778,216 shares of Common Stock, held of record by 102 persons, and no shares of Preferred Stock outstanding.


            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 30, 1997, the Company borrowed $2,000,000 from Sirrom Capital Corporation ("Sirrom"), a third-party institutional "mezzanine" lender, pursuant to a note (the "Sirrom Note") and related security agreement. The Sirrom Note required payments of interest only, computed at 13.5% per annum, payable monthly in arrears through maturity (June 30, 2002). Approximately $1,007,000 of the proceeds of the Sirrom Note were applied by the Company in June 1997 toward the repayment of the bank indebtedness and the balance toward working capital. No principal payments were required prior to maturity. Prepayment in whole or part was permitted without penalty. The Sirrom Note was secured by a first lien on all of the Company's assets, subject to Sirrom's agreement to subordinate its lien to a senior revolving credit facility in an amount not to exceed $2,500,000 provided that initially permitted borrowings under such facility was not to exceed $1,500,000, subject to increase if the Company achieved certain income targets.

     As a condition to issuance of the Sirrom Note, the Company issued a warrant, which granted Sirrom the right to acquire for nominal consideration a base amount of 145,256 Common Shares (the "Sirrom Warrant"). The base amount of Common Shares purchasable under the Sirrom Warrant was determined through arms-length negotiations between Sirrom and the Company. Under the terms of the Sirrom Warrant, in the event the loan was outstanding in whole or in part on the third, fourth and fifth anniversaries of the initial loan funding, additional Shares could be purchased pursuant to the Sirrom Warrant for nominal consideration. The Sirrom Warrant prohibited the sale of shares by the Company to third parties at below fair market value without concomitant antidilution protection to Sirrom, but expressly permitted the issuance of up to 1,354,434 shares pursuant to the Employee Plan.

     The Sirrom Warrant granted Sirrom the right to attend (but not vote at) Directors' meetings until such time as the Sirrom Note was paid in full. The Sirrom Warrant granted Sirrom a put right for a period of 30 days immediately prior to its expiration at "Fair Market Value," which was to be determined by agreement of the parties or, in the absence of agreement, by two independent appraisers. Sirrom was granted piggyback registration rights in connection with certain registered offerings of the Common Shares and rights of co-sale to participate in sales of the Common Shares by Robert T. Geras or William C. Mortimore.

     By agreement dated October 30, 1997, the Company and Sirrom agreed that upon the expected closing of the IPO: (i) the Sirrom Note would be paid in full; (ii) the Sirrom Warrant would be exercised as to 75% (108,942) of the original number of shares issuable under it; (iii) Sirrom would not offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company for a period of 180 days following the date of the IPO without the prior written consent of the Representative; (iv) Sirrom's right to purchase 25% (36,314) of the original number of shares issuable under the Sirrom Warrant would be terminated; (v) the put option in favor of Sirrom would be canceled; (vi) a termination fee (which ultimately totaled $196,095.60) would be paid to Sirrom; and (vii) the Company agreed to file a registration statement to register shares issued to Sirrom pursuant to the Sirrom Warrant within 120 days of the Closing of the IPO, provided in no event would such registration statement be declared effective until at least 180 days following the initial closing of an initial public offering of the Common Shares. The amount of the Sirrom Termination Fee was determined through arm's length negotiations between the Company and Sirrom based on factors including the Company's interest in eliminating uncertainty with respect to its future equity-related liabilities and Sirrom's interest in receiving cash in return for relinquishing its put option. Upon the closing of the IPO the Sirrom Warrant was exercised under the terms of the October 30, 1997 agreement.

     On June 1, 1996 the Company entered into a three-year consulting agreement with Robert T. Geras calling for the payment to Mr. Geras of: (i) $160,000 on January 1, 1997 (the "$160,000 Obligation") in consideration of financial consulting services provided by Mr. Geras to the Company through June 30, 1996; and (ii) the sum of $3,500 per month plus reimbursement for approved out-of-pocket expenses. Because the IPO has been completed, the Company no longer requires the same type of financial consulting services that Mr. Geras previously provided. Mr. Geras and the Company therefore have terminated this consulting agreement effective as of February 3, 1998.

     In 1995 and 1996, the Company issued an aggregate of 1,229,148 Common Shares in a private placement at $1.48 per share. The Company received consideration in connection with this private placement of $205,000 in fiscal 1995 and $1,610,000 in fiscal 1996. In connection with this private placement, Mr. Geras, a Director of the Company, purchased 182,848 Common Shares at the same price offered to other investors. Warren B. Cozzens, a former Director, also purchased 257,342 shares in this private offering. All Common Shares were paid for with cash, except for (i) 47,405 shares purchased by Mr. Geras with a $70,000 note bearing interest at 10% per annum, which note was paid in full within two months; and (ii) 135,443 shares purchased by Mr. Geras with a fully-secured, three-year, non-interest bearing $200,000 note. The Company subsequently approached Mr. Geras with a proposal to offset the $200,000 note against the $160,000 Obligation, based on its belief that the $200,000 note had an approximately equal net present value to the $160,000 Obligation. Mr. Geras agreed to such set-off in full satisfaction of the purchase price obligation for the 135,443 shares.

     Pursuant to a Stock Redemption Agreement between the Company and Alpha Capital Venture Partners, Limited ("Alpha"), a third-party institutional investor, dated May 5, 1995, and amended March 1, 1997, on February 3, 1998 the Company exercised its call rights and used $806,592 of the net proceeds of the IPO to redeem 424,757 Common Shares held by Alpha at a call price of $1.90 per share.

     Effective May 1996, the Company discharged $463,352 owing to Alpha under two subordinated notes by issuing 33,861 Common Shares, and making a cash payment of $375,000, to Alpha. The notes were in the original principal amounts of $88,134 and $375,218, required monthly payments, had no specified maturity date and bore interest at an annual rate equal to the prime rate plus 3% and the prime rate plus 4%, respectively. The interest rate, repayment schedule and other terms of these notes were substantially identical to those in other subordinated notes issued to unaffiliated third parties.

      In connection with the IPO, the Company granted H.C. Wainwright & Co., Inc., as Representative of the Underwriters of the IPO, the right to nominate one Director to the Company's Board of Directors. H.C. Wainwright & Co., Inc. nominated Robert A. Barish, M.D. as an independent director.

<STRIKEOUT>

     The information required by this item is incorporated by reference to the information set forth under the caption "Certain Relationships and Related Transactions" in the Company's Proxy Statement dated May 18, 1998.

</STRIKEOUT>


                        PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of August 17, 1998, by (i) each person that is known by the Company to beneficially own or exercise the voting or dispositive control over 5% or more of the outstanding Common Shares; (ii) each Director; and (iii) all Directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by such persons. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire the beneficial ownership within 60 days. See "Certain Relationships and Related Transactions."

                                                 SHARES BENEFICIALLY
                                                      OWNED (1)
                                                --------------------
NAME                                             NUMBER      PERCENT
----------------------------------------------  --------    --------
Robert T. Geras (2)(3). . . . . . . . . . .      728,589       13%
William C. Mortimore (2)(4) . . . . . . . .      602,088       10%
Robert A. Barish, M.D. (2). . . . . . . . .       --           (*)
Dennis Brown (2). . . . . . . . . . . . . .        3,250       (*)
Michael D. Dunham (2) . . . . . . . . . . .       --           (*)
Douglas S. Harrington, M.D. (2) . . . . . .       --           (*)
Kevin E. Moley (2). . . . . . . . . . . . .        2,000       (*)
All Directors, Nominees and Executive
  Officers as a group (11 persons). . . . .    1,827,093       30%

(*)  Less than 1% of outstanding Common Stock.
(1) Except pursuant to applicable marital property laws or as indicated in the footnotes to this table, to the Company's knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all Common Stock shown as beneficially owned by such shareholder.
(2) The business address for each of Messrs. Geras, Mortimore, Barish, Brown, Dunham, Harrington and Moley is Merge Technologies Incorporated, 1126 South 70th Street, Suite S107B, Milwaukee, WI 53214-3151.
(3) Reflects 203,164 shares held by trusts for the benefit of Mr. Geras' adult children, the beneficial ownership of which Mr. Geras disclaims.
(4) Includes vested options held by Mr. Mortimore to acquire 50,790 shares.

     The Company is not aware of any arrangements, the operation of which may at a subsequent date result in a change of control of the Company.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of Beneficial Interest and other equity securities of the Company with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). The SEC requires officers, Directors and greater than ten percent Shareholders to furnish the Company with copies of all these forms filed with the SEC or the NASD.

     To the Company's knowledge, based solely upon its review of the copies of these forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Company believes that all filing requirements applicable to its officers, Directors, and greater than ten percent beneficial owners have been complied with during 1997.


<STRIKEOUT>
     The information required by this item is incorporated by reference to the information set forth under the caption "Security Ownership of Certain Beneficial Owners and Management" in the Company's Proxy Statement dated May 18, 1998.
</STRIKEOUT>

                       DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

     The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation (the "Articles") and By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share of Common Stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the WBCL (described below under "Certain Statutory and Other Provisions"). The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of Directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. The Company's Articles state that a majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of shareholders. However, under the WBCL, certain actions require enhanced approval by either a supermajority of two-thirds of all outstanding shares entitled to vote and certain actions require a majority of all outstanding shares entitled to vote. See "Certain Statutory and Other Provisions." All of the outstanding shares of the Common Stock are, and the shares to be sold by Sirrom pursuant to this Offering were legally issued, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the WBCL for unpaid employee wages.

PREFERRED STOCK

     Pursuant to the Articles, the Company's Board of Directors may, without further action by the Company's shareholders, from time to time, issue shares of the Preferred Stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. Any dividend preference of any Preferred Stock which may be issued would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of the Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of the Company before any payment is made to the holders of Common Stock. The issuance of preferred stock will be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have access, at the Company's expense, to the Company's or independent legal counsel. Under certain circumstances, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock or may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Although the Company presently has no plans to issue any of its shares of the Preferred Stock, the Board of Directors of the Company, without shareholder approval, may issue the Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock.

LIMITATION OF DIRECTOR LIABILITY

     Section 180.0828 of the WBCL provides that officers and directors of domestic corporations may be personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. The employment agreements of certain directors and officers contain a provision similar to the provisions of the WBCL.

INDEMNIFICATION

     Under the WBCL, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (i) a wilful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) wilful misconduct. The WBCL allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. The Company's By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

CERTAIN STATUTORY AND OTHER PROVISIONS

     The provisions of the Company's By-Laws and the WBCL described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by the Company's Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as a publicly-traded company, to develop its business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors.

     NUMBER OF DIRECTORS; REMOVAL; VACANCIES. The By-Laws currently provide that the number of Directors shall be not less than three nor greater than eleven. The Company currently has seven Directors. The authorized number of Directors may be changed by amendment of the By-Laws. The By-Laws also provide that the Company's Board of Directors shall have the exclusive right to fill vacancies on the Board of Directors, including vacancies created by expansion of the Board or removal of a Director, and that any Director elected to fill a vacancy shall serve until the next annual meeting of shareholders. The By-Laws further provide that Directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of Directors. This provision, in conjunction with the provisions of the By-Laws authorizing the Board to fill vacant Directorships, could prevent shareholders from removing incumbent Directors and filling the resulting vacancies with their own nominees.

     AMENDMENTS TO THE ARTICLES OF INCORPORATION. The WBCL provides authority to the Company to amend its Articles at any time to add or change a provision that is required or permitted to be included in the Articles or to delete a provision that is not required to be included in the Articles. The Company's Board of Directors may propose one or more amendments to the Company's Articles for submission to shareholders and may condition its submission of the proposed amendment on any basis if the Board of Directors notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

     CONSTITUENCY OR STAKEHOLDER PROVISION. Under Section 180.0827 of the WBCL (the "Wisconsin Stakeholder Provision"), in discharging his or her duties to the Company and in determining what he or she believes to be in the best interests of the Company, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the Company operates and any other factors that the director or officer considers pertinent.

     WISCONSIN ANTITAKEOVER STATUTES. Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate the broad range of "business combinations" between a "resident domestic corporation" (such as the Company) and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Section 180.1141 of the Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the Wisconsin Business Combination Statute's prohibition on business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount.

     In addition, the WBCL provides in Sections 180.1130 to 180.1133, that business combinations involving a "significant shareholder" (as defined below) and a "resident domestic corporation" (such as the Company) are subject to a two-thirds supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. The Company is an "issuing public corporation" within the meaning of such term under the WBCL. Under Section 180.1131 and Section 180.1132 of the WBCL, the business combinations described above must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of
(a) the highest price paid for any common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder of within two years before the date of the business combination, (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and
(ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to
(i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Common Stock with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

     Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations such as the Company held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

     CERTAIN ANTITAKEOVER EFFECTS. Certain provisions of the Company's Articles and By-Laws may have significant antitakeover effects, including the ability of the remaining directors to fill vacancies, and the ability of the Board of Directors to issue "blank check" preferred stock which, in turn, allows the directors to adopt a so-called "rights plan" which would entitle shareholders (other than a hostile bidder) to acquire stock of the Company at a discount.

     The explicit grant in the Wisconsin Stakeholder Provision of discretion to directors to consider nonshareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of stakeholders of the Company, including employees, suppliers, customers and communities in which the Company does business, conflict with the short-term maximization of shareholder value.

     The Wisconsin Fair Price Statute may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the Wisconsin Defensive Action Restrictions may have the effect of deterring a shareholder from acquiring the Common Stock with the goal of seeking to have the Company repurchase the Common Stock at a premium. The WBCL statutory provisions and the Company's Articles and By-Law provisions referenced above are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's Board of Directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in the Company and then use the threat of a proxy contest as a means to pressure the Company to repurchase shares of Common Stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of the Common Stock, they could increase the likelihood that incumbent Directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of the Company, even though such attempt might be beneficial to the Company and its shareholders.

TRANSFER AGENT AND REGISTRAR

     Firstar Trust Company is the Transfer Agent and Registrar for the Common Stock.


                    SHARES ELIGIBLE FOR FUTURE SALE

     The Company has outstanding 5,778,216 shares of Common Stock.
Currently,    2,306,309     <STRIKEOUT>2,185,000</STRIKEOUT> shares of
Common Stock are freely tradeable without restriction or further limitation under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations imposed on "affiliates" of the Company under Rule 144 promulgated under the Securities Act ("Rule 144"). The 108,942 Shares offered hereby are currently "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the
exemption provided by Rule 144.    The remaining 3,362,965 outstanding
shares of Common Stock, are "restricted securities." Pursuant to the Company's 1996 Stock Option Plan, options to acquire up to 924,043 shares of Common Stock are held by employees and pursuant to the Company's 1998 Stock Option Plan for Directors, options to acquire 60,000 shares of Common
Stock are held by directors; if exercised,     <STRIKEOUT>The 108,942
Shares offered hereby will be freely tradeable upon effectiveness of this registration statement without restriction or further limitation under the Securities Act, but Sirrom has agreed with the Company not to sell, pledge, encumber or otherwise dispose of any of these Shares until August 1, 1998. The remaining 3,484,274 outstanding shares of Common Stock, are "restricted securities." Pursuant to the Company's 1996 Stock Option Plan, options to acquire up to 924,043 shares of Common Stock are held by employees and pursuant to the Company's 1998 Stock Option Plan for Directors, options to acquire 60,000 shares of Common Stock are held by directors; if exercised,</STRIKEOUT> the shares so issued shall be freely tradeable subject to certain limitations imposed by Rule 701, including limitations under Rule 144, promulgated under the Securities Act. In addition, the Representative owns the Representative's Warrants, which entitle the Representative to purchase an aggregate of 190,000 shares of Common Stock at an initial exercise price per share equal to $7.80 per share. The Representative's Warrants will be exercisable through January 28, 2002 and contain certain demand and incidental registration rights relating to the underlying Common Stock. The holders of the Representative's Warrants may sell shares of Common Stock acquired by exercise of the Representative's Warrants after one year from the date of exercise thereof without registration subject to the limitations of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, subject to certain restrictions, sell within any three-month period a number of shares which does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock; or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission as required by Rule 144. Rule 144 also permits the sale of shares without any volume limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The one-year
holding period with respect to    3,362,965     <STRIKEOUT>3,484,274
</STRIKEOUT> outstanding shares of Common Stock has expired or, with respect to shares issued upon the exercise of options granted under the Company's 1996 Stock Option Plan, is no longer applicable.

     Holders of Common Stock and outstanding stock options holding approximately 67% of the Company's outstanding Common Stock and outstanding options have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company they currently hold without the prior written consent of the Underwriter for the following periods: (i) shareholders holding approximately 62% of the Company's outstanding Common Stock have agreed to such restrictions with respect to all of their current stockholdings, and shares they may obtain by exercising options currently held by them, through October 31, 1998 (275 days following the IPO) and, with respect to 50% of their current stockholdings, and shares they may obtain by exercising options currently held by them through April 29, 1999 (455 days following the IPO); and (ii) Sirrom and Alpha, who hold, in the aggregate, approximately 4% of the Company's outstanding Common Stock, agreed to such restrictions with respect to all of their current stockholdings through August 1, 1998 (180 days following the IPO). In addition, in order to register the Common Stock for sale in certain states, the Company's directors prior to the IPO, and all of the Company's officers, entered into "lock-in" agreements which prohibit the sale, pledge or encumbrance of all or a substantial majority of their respective shares owned prior to the IPO through January 28, 2000 (two years following the IPO), subject to the right to (i) sell up to 2.5% of the subject shares per quarter during the second year of such agreement, and (ii) continue existing pledges of Common Stock to secure personal borrowings in place prior to the effectiveness of the IPO in the case of two of such individuals. Since directors of the Company who were not directors prior to the IPO did not enter into such "lock-in" agreements, their shares are not subject to these restrictions. In order to register the Common Stock for sale in certain states, except for options to purchase 60,000 shares of Common Stock issued under the 1998 Stock Option Plan for Directors granted immediately following the closing of the IPO, the Company will not grant options or warrants in excess of 15% of the number of outstanding shares of Common Stock to officers, directors, employees, holders of 5% or more of the Common Stock or affiliates through January 28, 1999 (one year following the IPO).

     No predictions can be made as to the effect, if any, that sales of shares of Common Stock under Rule 144 will have on the market price of the Common Stock; sales of Common Stock under Rule 144 in the public market could adversely affect the market price of the Common Stock or the ability of the Company to raise money through a public offering of its equity securities. See "Risk Factors -- Potential Adverse Impact on Market Price of Shares Eligible for Future Sale and Registration Rights."


                             LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Shefsky & Froelich Ltd., Chicago, Illinois. As of the date of this Prospectus, a member of Shefsky & Froelich Ltd.
beneficially owns    40,246     <STRIKEOUT>40,246</STRIKEOUT> shares of
Common Stock.


                                EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1996 and 1997 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ending December 31, 1997 have been incorporated herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

<STRIKEOUT>

                         FINANCIAL STATEMENTS

     The information required by this item is incorporated by reference to the information set forth under the caption "Financial Statements" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

</STRIKEOUT>

                     INDEX TO FINANCIAL STATEMENTS



MERGE TECHNOLOGIES INCORPORATED


Independent Auditors' Report. . . . . . . . . . . . . . . .        F-2

Consolidated Balance Sheets as of December 31, 1996,
  December 31, 1997 and June 30, 1998 (unaudited) . . . . .        F-3

Consolidated Statements of Operations for the years
  ended December 31, 1995, 1996 and 1997 and for
  the three months ended June 30, 1997 and June 30,
  1998 and the six months ended June 30, 1997 and
  June 30, 1998 (unaudited) . . . . . . . . . . . . . . . .        F-5

Consolidated Statements of Shareholders' Equity
  for the years ended December 31, 1995, 1996 and 1997
  and six months ended June 30, 1998 (unaudited). . . . . .        F-7

Consolidated Statements of Cash Flows for the
  years ended December 31, 1995, 1996 and 1997
  and for the six months ended June 30, 1997
  and June 30, 1998 (unaudited) . . . . . . . . . . . . . .       F-11

Consolidated Statements of Comprehensive Income
  for the three months ended June 30, 1997 and
  June 30, 1998 and the six months ended
  June 30, 1997 and June 30, 1998 (unaudited) . . . . . . .       F-14

Notes to Consolidated Financial Statements -
  years ended December 31, 1995, 1996 and 1997. . . . . . .       F-15

Notes to Consolidated Financial Statements -
  three months ended June 30, 1997 and 1998
  and six months ended June 30, 1997 and
  1998 (unaudited). . . . . . . . . . . . . . . . . . . . .       F-28

                         FINANCIAL STATEMENTS

                     INDEPENDENT AUDITORS' REPORT



Board of Directors
Merge Technologies Incorporated:

     We have audited the accompanying consolidated balance sheets of Merge Technologies Incorporated and subsidiary (Company) as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ending December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.





Chicago, Illinois
March 9, 1998



                            /s/ KPMG Peat Marwick LLP

                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                                        CONSOLIDATED BALANCE SHEETS

                                                  ASSETS

                                                                 December 31,                 June 30,
                                                        ------------------------------          1998
                                                            1996              1997          (unaudited)
                                                       --------------     ------------      -----------
Current assets:
  Cash and cash equivalents . . . . . . . . . . . .       $   287,098      $   428,271      $ 6,373,246
  Accounts receivable, net of allowance
    for doubtful accounts of $77,000 and $74,000
    at December 31, 1996 and 1997, respectively,
    and $47,000 at June 30, 1998. . . . . . . . . .         1,500,233        1,822,817        1,347,068
  Inventory . . . . . . . . . . . . . . . . . . . .           404,493        1,178,493        1,842,360
  Prepaid expenses and other current assets . . . .            24,252           51,418          158,039
  Other current assets. . . . . . . . . . . . . . .             --               --              28,488
                                                          -----------      -----------      -----------
  Total current assets. . . . . . . . . . . . . . .         2,216,076        3,480,999        9,749,201
                                                          -----------      -----------      -----------
Property and equipment:
  Computer equipment. . . . . . . . . . . . . . . .           876,328        1,388,119        1,652,483
  Office equipment. . . . . . . . . . . . . . . . .           208,772          255,539          327,735
                                                          -----------      -----------      -----------
                                                            1,085,100        1,643,658        1,980,218
  Less accumulated depreciation . . . . . . . . . .           401,176          646,381          794,524
                                                          -----------      -----------      -----------
Net property and equipment. . . . . . . . . . . . .           683,924          997,277        1,185,694

License agreement, net of accumulated amortization
  of $ -- and $73,557 at December 31, 1996 and
  1997, respectively, and $110,886 at June 30,
  1998. . . . . . . . . . . . . . . . . . . . . . .           288,100          217,753          180,424
Purchased and developed software, net of
  accumulated amortization of $1,175,185 and
  $2,370,344 at December 31, 1996 and 1997,
  respectively, and $2,680,222 at June 30, 1998 . .         2,143,044        2,601,685        3,066,222
Other intangibles, net of accumulated amortization
  of $9,874 and $15,814 at December 31, 1996 and
  1997, respectively, and $18,784 at June 30, 1998.            49,513           43,573           40,603
Deferred financing fees, net of accumulated amorti-
  zation of $ -- and $63,370 at December 31, 1996
  and 1997, respectively, and $ -- at June 30, 1998             --             285,068            --
Other . . . . . . . . . . . . . . . . . . . . . . .            13,008           13,008           13,008
                                                          -----------      -----------      -----------
Total assets. . . . . . . . . . . . . . . . . . . .       $ 5,393,665      $ 7,639,363      $14,235,152
                                                          ===========      ===========      ===========




                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS - CONTINUED

                                   LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 December 31,                 June 30,
                                                        ------------------------------          1998
                                                            1996              1997          (unaudited)
                                                       --------------     ------------      -----------
Current Liabilities:
  Note payable to bank. . . . . . . . . . . . . . .       $   753,000      $     --               --
  Note payable. . . . . . . . . . . . . . . . . . .             --           2,000,000            --
  Current portion of obligations under capital leases          55,959           54,612           33,705
  Accounts payable. . . . . . . . . . . . . . . . .         1,530,130        1,587,113          952,634
  Customer deposits . . . . . . . . . . . . . . . .             5,294           39,182          128,425
  Put options related to redeemable common stock
    and stock warrants. . . . . . . . . . . . . . .             --           1,289,887            --
  Accrued interest. . . . . . . . . . . . . . . . .            16,509           22,500            --
  Accrued wages, vacation, and related payroll taxes          191,221          354,637          371,089
  Other accrued liabilities . . . . . . . . . . . .           101,710          104,773           80,264
                                                          -----------      -----------      -----------
Total current liabilities . . . . . . . . . . . . .         2,653,823        5,452,704        1,566,117
                                                          -----------      -----------
Obligations under capital leases, excluding
  current portion . . . . . . . . . . . . . . . . .            --               26,516           21,632
Put options related to redeemable common
  stock and stock warrants. . . . . . . . . . . . .           288,730            --               --
                                                          -----------      -----------      -----------
   Total liabilities. . . . . . . . . . . . . . . .         2,958,978        5,479,220        1,587,749

Shareholders' equity:
  Preferred stock, $0.01 par value: Authorized
    5,000,000, no shares issued and outstanding . .             --               --               --
  Common stock, $0.01 par value: Authorized 10,000,000,
    issued and outstanding 3,896,861 and 3,908,063
    shares at December 31, 1996 and 1997,
    respectively, and authorized 30,000 and 5,778,216
    shares issued and outstanding at June 30, 1998.            38,969           39,081           57,782

  Additional paid-in capital. . . . . . . . . . . .         2,854,107        2,732,631       13,939,556
  Accumulated deficit . . . . . . . . . . . . . . .          (459,602)        (668,628)      (1,408,641)
  Accumulated other comprehensive income. . . . . .             --               --              58,706
  Cumulative translation adjustment . . . . . . . .             1,213           57,059            --
                                                          -----------      -----------      -----------
Total shareholders' equity. . . . . . . . . . . . .         2,434,687        2,160,143       12,647,403
                                                          -----------      -----------      -----------
Total liabilities and shareholders' equity. . . . .       $ 5,393,665      $ 7,639,363       14,235,152
                                                          ===========      ===========      ===========

                       See accompanying notes to consolidated financial statements.

                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF OPERATIONS

                             Years ended December 31, 1995, 1996 and 1997 and
                          Three Months ended June 30, 1997 and June 30, 1998 and
                       Six Months ended June 30, 1997 and June 30, 1998 (unaudited)

                                                             THREE MONTHS ENDED       SIX MONTHS ENDED
                            YEARS ENDED DECEMBER 31,               JUNE 30,               JUNE 30,
                        ----------------------------------  ---------------------- ----------------------
                             1995       1996       1997         1997        1998       1997        1998
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
                                                                  (unaudited)            (unaudited)

Net Sales . . . . . . . .$3,718,082  $6,384,659 $9,716,112  $2,102,095  $1,931,676 $3,805,423  $4,577,774

Cost of goods sold:
  Purchased components. .   752,630   1,626,882  2,362,248     407,319     497,427    880,817   1,295,044
  Amortization of pur-
   chases and developed
   software . . . . . . .   359,859     449,015    613,980     147,253     187,380    294,982     342,253
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
Total cost of goods
  sold. . . . . . . . . . 1,112,489   2,075,897  2,976,228     554,572     684,807  1,175,799   1,637,297
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
Gross profit. . . . . . . 2,605,593   4,308,762  6,739,884   1,547,523   1,246,869  2,629,624   2,940,477
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
Operating costs
 and expenses:
  Sales and marketing . .   880,919   1,519,301  2,621,152     569,271     870,516    989,217   1,621,513
  Product research
   and development. . . .   822,690   1,391,264  1,616,486     373,646     518,753    718,967     963,242
  General and adminis-
   trative. . . . . . . .   963,628   1,220,901  1,563,369     306,412     649,836    620,952   1,186,710
  Acquired in-process
   technology . . . . . .   375,000       --         --          --          --         --          --
  Professional fees
   related to proposed
   financing. . . . . . .     --        363,964      --          --          --         --          --
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
Total operating costs
  and expenses. . . . . . 3,042,237   4,495,430  5,801,007   1,249,329   2,039,105  2,329,136   3,771,465
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
Operating income (loss) .  (436,644)   (186,668)   938,877     298,194    (792,236)   300,488    (830,988)
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------




                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF OPERATIONS - CONTINUED


                                                             THREE MONTHS ENDED       SIX MONTHS ENDED
                            YEARS ENDED DECEMBER 31,               JUNE 30,               JUNE 30,
                        ----------------------------------  ---------------------- ----------------------
                             1995       1996       1997         1997        1998       1997        1998
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
                                                                  (unaudited)            (unaudited)
Other income (expense):
  Interest expense. . . .  (141,231)   (134,121)(1,088,079)    (31,261)     (2,485)   (63,351)    (32,305)
  Interest income . . . .     4,006      11,016     19,197       1,969      86,348      4,469     144,785
  Other, net. . . . . . .      (504)     26,580    (79,021)    (22,321)     25,271    (40,480)    (21,505)
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
Total other expense . . .  (137,729)    (96,525)(1,147,903)    (51,613)    109,134    (99,362)     90,975
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------

Loss before income
  taxes and extra-
  ordinary item . . . . .  (574,373)   (283,193)  (209,026)    246,581    (683,102)   201,126    (740,013)
Income taxes. . . . . . .     --          --         --          --          --         --          --
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------
Loss before extra-
  ordinary item . . . . .  (574,373)   (283,193)  (209,026)    246,581    (683,102)   201,126    (740,013)
Extraordinary gain
  on extinguishment
  of debt . . . . . . . .     --        169,514      --          --          --         --          --
                         ----------  ---------- ----------  ----------  ---------- ----------  ----------

Net income (loss) . . . .$ (574,373) $ (113,679)$ (209,026) $  246,581  $ (683,102)$  201,126  $ (740,013)
                         ==========  ========== ==========  ==========  ========== ==========  ==========
Basic and diluted
  income (loss) before
  extraordinary item
  per share . . . . . . .$    (0.21) $    (0.08)$    (0.05) $     0.06  $    (0.12)$     0.05  $    (0.14)
                         ==========  ========== ==========  ==========  ========== ==========  ==========

Basic and diluted
  net income (loss)
  per share . . . . . . .$     (0.21)$     (0.03)$     (0.05)$     0.06 $    (0.12)$     0.05  $    (0.14)
                        =========== ======================  ==========  ========== ==========  ==========
Shares used to
  compute basic and
  diluted net income
  (loss) per share. . . . 2,777,834   3,464,989  3,902,993   3,942,590   5,778,216  3,943,587   5,444,076
                        =========== ======================  ==========  ========== ==========  ==========

                       See accompanying notes to consolidated financial statements.

                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             Years ended December 31, 1995, 1996, and 1997 and
                                Six Months ended June 30, 1998 (unaudited)


                                    Class A                 Class B                 Common
                                    Shares     Class A      Shares      Class B     Shares      Common
                                   ---------  ----------  ----------  ----------  ----------  ----------

Balance at December 31, 1994. . .  1,355,795  $   13,558     616,674  $    6,167
                                   ---------  ----------  ----------  ----------  ----------  ----------
Sale of common stock. . . . . . .                                                    250,570       2,506
Issuance of stock to purchase SST                                                    357,875       3,579
Conversion of common stock. . . . (1,355,795)    (13,558)   (616,674)     (6,167)  1,972,469      19,725
Accretion of put value. . . . . .
Net loss. . . . . . . . . . . . .
                                  ----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31, 1995. . .      --          --          --          --      2,580,914      25,810
Sale of common stock. . . . . . .                                                  1,090,319      10,903
Fees incurred in connection
  with the sale of common stock .
Interest on note receivable
  in connection with purchase
  of common stock . . . . . . . .
Conversion of subordinated
  notes payable to common stock .                                                    225,628       2,256
Offset of note payable to
  shareholder with note receivable
  in connection with purchase of
  common stock. . . . . . . . . .
Accretion of put value. . . . . .
Forfeiture of put feature . . . .
Net loss. . . . . . . . . . . . .
Foreign currency translation
  adjustment. . . . . . . . . . .
                                  ----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31, 1996. . .      --          --          --          --      3,896,861      38,969
Exercise of stock options . . . .                                                     11,202         112
Accretion of put value. . . . . .
Net loss. . . . . . . . . . . . .
Foreign currency translation
  adjustment. . . . . . . . . . .
                                  ----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31, 1997. . .      --          --          --          --      3,908,063      39,081




                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY - CONTINUED



                                    Class A                 Class B                 Common
                                    Shares     Class A      Shares      Class B     Shares      Common
                                   ---------  ----------  ----------  ----------  ----------  ----------
Exercise of stock options . . . .                                                      1,016          10
Sale of common stock. . . . . . .                                                  2,185,000      21,850
Exercise of call option . . . . .                                                   (424,757)     (4,248)
Exercise of stock warrant . . . .                                                    108,942       1,089
Payment of warrant termination
  fee . . . . . . . . . . . . . .                                                        (48)      --
Payout of fractional shares . . .
Offset of IFO related fees. . . .
Offset of IFO related fees. . . .
Accretion of put value. . . . . .
Net loss. . . . . . . . . . . . .
Foreign currency trans-
  lation adjustment . . . . . . .
                                  ----------  ----------  ----------  ----------  ----------  ----------
Balance at June 30, 1998. . . . .      --     $    --          --     $    --      5,778,216  $   57,782
                                  ==========  ==========  ==========  ==========  ==========  ==========



























                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY - CONTINUED
                                                     Note
                                                   Receivable
                                                   in Connec-      Retained
                                      Additional   tion with       Earnings     Cumulative    Total
                                       Paid-In     Purchase of   (Accumulated   Transition Shareholders'
                                       Capital    Common Stock     Deficit)     Adjustment    Equity
                                     -----------  -------------  ------------  ----------- -------------
Balance at December 31, 1994. . . . .$   331,157                  $   228,450                $   579,332
                                     -----------    -----------   -----------  -----------   -----------
Sale of common stock. . . . . . . . .    352,479                                                 354,985
Issuance of stock to purchase SST . .    524,871                                                 528,450
Conversion of common stock. . . . . .                                                              --
Accretion of put value. . . . . . . .    (13,701)                                                (13,701)
Net loss. . . . . . . . . . . . . . .                                (574,373)                  (574,373)
                                     -----------    -----------   -----------  -----------   -----------
Balance at December 31, 1995. . . . .  1,194,806          --         (345,923)                   874,693
Sale of common stock. . . . . . . . .  1,599,097       (150,000)                               1,460,000
Fees incurred in connection
  with the sale of common stock . . .   (223,721)         --                                    (223,721)
Interest on note receivable
  in connection with purchase
  of common stock . . . . . . . . . .      8,972         (8,792)                                   --
Conversion of subordinated
  notes payable to common stock . . .    330,914          --                                     333,170
Offset of note payable to
  shareholder with note receivable
  in connection with purchase of
  common stock. . . . . . . . . . . .      --           158,972                                  158,972
Accretion of put value. . . . . . . .   (138,298)                                               (138,298)
Forfeiture of put feature . . . . . .     82,337                                                  82,337
Net loss. . . . . . . . . . . . . . .      --                        (113,679)                  (113,679)
Foreign currency translation
  adjustment. . . . . . . . . . . . .      --                                        1,213         1,213
                                     -----------    -----------   -----------  -----------   -----------
Balance at December 31, 1996. . . . .  2,854,107          --         (459,602)       1,213     2,434,687
Exercise of stock options . . . . . .      8,138                                                   8,250
Accretion of put value. . . . . . . .   (129,614)                                               (129,614)
Net loss. . . . . . . . . . . . . . .                                (209,025)                  (209,025)
Foreign currency translation
  adjustment. . . . . . . . . . . . .                                               55,845        55,845
                                     -----------    -----------   -----------  -----------   -----------
Balance at December 31, 1997. . . . .  2,732,631          --         (668,627)      57,058     2,160,143





                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY - CONTINUED



                                                     Note
                                                   Receivable
                                                   in Connec-      Retained
                                      Additional   tion with       Earnings     Cumulative    Total
                                       Paid-In     Purchase of   (Accumulated   Transition Shareholders'
                                       Capital    Common Stock     Deficit)     Adjustment    Equity
                                     -----------  -------------  ------------  ----------- -------------

Exercise of stock options . . . . . .      1,490                                                   1,500
Sale of common stock. . . . . . . . . 13,088,150                                              13,110,000
Exercise of call option . . . . . . .   (802,344)                                               (806,592)
Exercise of stock warrant . . . . . .     (1,089)                                                  --
Payment of warrant termination
  fee . . . . . . . . . . . . . . . .     21,788                                                  21,788
Payout of fractional shares . . . . .       (291)                                                   (291)
Offset of IFO related fees. . . . . . (2,106,556)                                             (2,106,556)
Offset of IFO related fees. . . . . .    (66,227)                                                (66,227)
Accretion of put value. . . . . . . .  1,072,003                                               1,072,003
Net loss. . . . . . . . . . . . . . .                                (740,013)                  (740,013)
Foreign currency trans-
  lation adjustment . . . . . . . . .                                                1,648         1,648
                                     -----------    -----------   -----------  -----------   -----------
Balance at June 30, 1998. . . . . . .$13,939,555    $     --       (1,408,640)      58,706   $12,647,403
                                     ===========    ===========   ===========  ===========   ===========



















                        See accompanying notes to consolidated financial statements

                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Years ended December 31, 1995, 1996, and 1997 and
                            Six Months ended June 30, 1997 and 1998 (unaudited)
                                                                                     Six Months Ended
                                                   Years Ended December 31,               June 30,
                                              ---------------------------------   ----------------------
                                                 1995       1996        1997        1997          1998
                                              ---------- ----------  ---------- ----------    ----------
                                                                                        (unaudited)
Cash flows from operating activities:
  Net income (loss) . . . . . . . . . . . . . $ (574,373)$ (113,679) $ (209,026)$  201,126    $ (740,013)
  Adjustments to reconcile net loss
    to net cash provided by
    (used in) operating activities:
      Depreciation and amortization . . . . .    472,831    625,719     934,649    399,572       498,321
      Amortization of discount on Sirrom Loan      --         --        871,538      --            --
      Acquired in-process technology. . . . .    375,000      --          --         --            --
      Provision for doubtful accounts
        receivable. . . . . . . . . . . . . .     40,000     44,000      (3,162)    (7,077)       12,832
      Expenses related to services performed.      --       160,000       --         --            --
      Extraordinary gain on extinguishment
        of debt . . . . . . . . . . . . . . .      --      (169,514)      --         --            --
      Change in assets and liabilities
        net of effects from purchase of SST:
          Accounts receivable . . . . . . . .   (417,368)  (756,289)   (319,422)   391,861       462,917
          Inventory . . . . . . . . . . . . .   (140,869)  (155,508)   (774,000)  (262,480)     (663,867)
          Prepaid expenses. . . . . . . . . .      --         --          --       (12,302)     (134,613)
          Accounts payable. . . . . . . . . .    504,090    604,638      56,984   (538,959)     (634,479)
          Accrued expenses. . . . . . . . . .     (1,761)   140,049     169,408     16,826        24,270
          Customer deposits . . . . . . . . .    194,415   (189,121)     33,887     65,644        89,244
          Other . . . . . . . . . . . . . . .    (38,713)   (18,779)     31,743     (9,220)      (52,050)
                                               ---------  ---------   --------- ----------    ----------
Net cash provided by (used in)
  operating activities. . . . . . . . . . . .    413,252    171,516     792,599    244,991    (1,137,438)
                                               ---------  ---------   --------- ----------    ----------
Cash flows from investing activities:
  Purchases of property and equipment . . . .   (208,401)  (319,569)   (499,065)  (173,490)     (331,672)
  Development of software . . . . . . . . . .   (724,106)  (765,640) (1,005,218)  (468,770)     (774,415)
  Purchase of license agreement . . . . . . .      --      (288,100)     (3,210)     --            --
  Purchase of SST, net of cash acquired . . .    (54,981)     --          --         --            --
                                              ---------- ----------  ---------- ----------    ----------
Net cash used in investing activities . . . .   (987,488)(1,373,309) (1,507,493)  (642,260)   (1,106,087)
                                              ---------- ----------  ---------- ----------    ----------




                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED


                                                                                     Six Months Ended
                                                   Years Ended December 31,               June 30,
                                              ---------------------------------   ----------------------
                                                 1995       1996        1997        1997          1998
                                              ---------- ----------  ---------- ----------    ----------
                                                                                        (unaudited)
Cash flows from financing activities:
  Proceeds from line of credit. . . . . . . .    250,000      --          --         --            --
  Proceeds from loan agreement with Sirrom. .      --         --      2,000,000  2,000,000         --
  Financing fees associated with loan
    agreement with Sirrom . . . . . . . . . .      --         --        (63,371)   (63,371)        --
  Financing fees related to IPO . . . . . . .      --         --       (285,068)     --            --
  Proceeds from revolving credit agreement. .      --       753,000     470,000    470,000         --
  Payments on loan agreement with Sirrom. . .      --         --          --         --       (2,000,000)
  Payments on line of credit  . . . . . . . .      --      (250,000)      --         --            --
  Repayment of revolving credit agreement . .      --         --     (1,223,000)(1,223,000)        --
  Repayment of subordinated notes payable
    to shareholders and related interest. . .      --      (375,000)      --         --            --
  Borrowings from shareholders. . . . . . . .    150,000      --          --         --            --
  Issuance of common stock, net of expenses .    204,985  1,236,279       --         --       11,221,996
  Proceeds from exercise of stock options . .      --         --          8,255        750         1,500
  Payment for call of common stock. . . . . .      --         --          --         --         (806,592)
  Payment of warrant termination fee. . . . .      --         --          --         --         (196,096)
  Principal payments under capital leases . .    (11,596)   (23,724)    (50,749)   (21,961)      (30,680)
                                             ---------------------- ----------- ----------    ----------
Net cash provided by financing activities . .    593,389  1,340,555     856,067  1,162,418     8,190,128
                                             ---------------------- ----------- ----------    ----------
Effect of exchange rate changes on cash . . .      --         --          --        12,581        (1,628)
Net increase in cash and cash equivalents . .     19,153    138,762     141,173    777,730     5,944,975
Cash and cash equivalents,
  beginning of period . . . . . . . . . . . .    129,183    148,336     287,098    287,098       428,271
                                              ---------- ----------  ---------- ----------    ----------
Cash and cash equivalents, end of period  . . $  148,336 $  287,098  $  428,271 $1,064,828    $6,373,246
                                              ========== ==========  ========== ==========    ==========

Supplemental Disclosures of Cash Flow
 Information:
  Cash paid for income taxes. . . . . . . . . $    3,000 $    --     $    --    $    --       $    --
  Cash paid for interest. . . . . . . . . . .     73,000    195,000     209,000     74,700        55,000
Non-cash Financing and Investing Activities:
  Property and equipment acquired through
    capital leases. . . . . . . . . . . . . .     60,000     17,000      59,000     29,600         4,900
  Repayment of shareholder notes through
    issuance of common stock. . . . . . . . .    150,000      --          --         --            --
  Repayment of subordinated notes payable
    and related interest through issuance
    of common stock . . . . . . . . . . . . .      --       333,000       --         --            --




                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED


                                                                                     Six Months Ended
                                                   Years Ended December 31,               June 30,
                                              ---------------------------------   ----------------------
                                                 1995       1996        1997        1997          1998
                                              ---------- ----------  ---------- ----------    ----------
                                                                                        (unaudited)
  Accretion of put options related to
    redeemable common stock and stock
    warrants. . . . . . . . . . . . . . . . .     14,000    138,000     130,000      --            --
  Forfeiture of put options related to
    redeemable common stock . . . . . . . . .      --       (82,000)      --         --            --
  Issuance of payable to shareholder
    in consideration for services . . . . . .      --       160,000       --         --            --
  Issuance of common stock for
    acquisition of SST. . . . . . . . . . . .    528,000      --          --         --            --





























                       See accompanying notes to consolidated financial statements.

                              MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY

                              CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                               Three Months ended June 30, 1997 and 1998 and
                                  Six Months ended June 30, 1997 and 1998
                                                (Unaudited)


                                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                                          JUNE 30,                    JUNE 30,
                                                 --------------------------  --------------------------
                                                      1997          1998          1997          1998
                                                  -----------    ----------   -----------    ----------

Comprehensive income:
Net income (loss) . . . . . . . . . . . . . . .     $ 246,581    $ (683,102)    $ 201,126    $ (740,013)

Other comprehensive income (loss) - cumulative
 translation adjustment . . . . . . . . . . . .         7,423       (18,105)       23,813         1,648
                                                    ---------    ----------     ---------    ----------

Comprehensive net income (loss) . . . . . . . .     $ 254,004    $ (701,207)    $ 224,939    $ (738,365)
                                                    =========    ===========    =========    ==========






















                        See accompanying notes to consolidated financial statements

            MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  NATURE OF OPERATIONS

     Merge Technologies Incorporated and its wholly-owned subsidiary, Signal Stream, Incorporated (together, the Company), design, manufacture, market, and support hardware and software products used in networks for the storage, management, and distribution of medical imaging data. The Company's products connect diverse medical equipment and systems, providing increases in efficiency and productivity for hospitals and clinics. The Company sells its products in the United States and internationally. Foreign sales, accounted for approximately 50%, 37%, and 37% of the Company's net sales for the years ended December 31, 1995, 1996, and 1997, respectively. Sales in foreign currency represented 6.7% of the Company's net sales for the year ended December 31, 1997. The Company's raw materials are readily available and the Company is not dependent on a single supplier or only a few suppliers.

     In March 1996, the Company established a sales office in The Netherlands. As of and for the year ending December 31, 1996, the sales office generated approximately $660,000 in revenues and incurred a net loss of approximately $210,000. As of and for the year ending December 31, 1997, the sales office generated approximately $2,800,000 in revenues, and a net loss of approximately $114,000.

     (b)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Merge Technologies Incorporated and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

     (c)  CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents included a $250,000 repurchase agreement at December 31, 1996.

     (d)  INVENTORY

     Inventory, consisting principally of raw materials and finished goods, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     (e)  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

     Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Useful lives of the Company's major classes of property and equipment are five years for computer equipment and seven years for office equipment. Equipment held under capital leases and leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

     (f)  PURCHASED AND DEVELOPED SOFTWARE

     All research and development costs incurred prior to the point at which management believes a project has reached "technological feasibility" are expensed. Engineering costs incurred subsequent to reaching technological feasibility are capitalized and reported at the lower of unamortized cost or net realizable value. Amortization of purchased and developed software is provided on a product-by-product basis over the expected economic life of the related software, generally five years, using the straight-line method. This method results in greater amortization than the method based on the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product.

     The Company assesses the recoverability of these costs by determining whether the amortization of the capitalized costs over the remaining life of the projects can be recovered through undiscounted future operating cash flows.

     Acquired in-process technology for which technological feasibility has not been achieved is expensed at date of purchase.

     (g)  LONG-LIVED ASSETS

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 had no impact on the Company's financial position, results of operations, or liquidity.

     (h)   OTHER INTANGIBLES

     Other intangibles represent the excess of purchase price over fair value of net assets acquired and the customer list acquired through the acquisition of Signal Stream Technologies, Inc. (note 2) and is amortized on a straight-line basis over ten years, the expected period to be benefitted.

     The Company assesses the recoverability of this intangible asset by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability will be impacted if estimated future operating cash flows are not achieved.

     (i)  DEFERRED FINANCING FEES

     Deferred financing fees are amortized over the expected term of the related debt.

     (j)  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company files a consolidated Federal income tax return with its subsidiary.

     (k)  STOCK OPTION PLAN

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provision of APB Opinion
No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied.

The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     (l)  FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash and cash equivalents, accounts receivable, notes payable, accounts payable, and certain accrued expenses. The carrying amounts approximate fair value because of the short maturity of these instruments.

     (m)  REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment. No significant Company obligations exist with regard to delivery or customer acceptance following shipment. Revenues from software maintenance are deferred and recognized straight-line over the contract support period, which is generally one year.

     (n)  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (o)  NET EARNINGS (LOSS) PER SHARE

     The Company applies SFAS No. 128, EARNINGS PER SHARE, and Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98") in computing earnings per share. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common shares outstanding and equivalent shares based on the assumed exercise of stock
options and warrants (using the treasury stock method).   Prior periods'
net loss per share have been restated to conform to the requirements of SFAS No. 128 and SAB 98.

     (p)  STOCK DIVIDEND

     On September 25, 1997, the Company declared a 6.77217-for-one stock split, effective as of the date of declaration of effectiveness of the initial public offering, which occurred on January 29, 1998. The stock split was effected as a stock dividend of 5.77217 shares per share of Common Stock. The accompanying consolidated financial statements and notes have been restated to reflect this change in capital structure.

     (q)  RECLASSIFICATIONS

     Where appropriate, certain items relating to the prior years have been reclassified to conform to the presentation in the current year.


(2)  BUSINESS COMBINATION

     Effective May 1, 1995, Signal Steam, Incorporated (SSI), a wholly-owned subsidiary of the Company formed to effect the acquisition of Signal Stream Technologies, Inc. (SST), acquired all the outstanding share of SST.

The purchase price consisted of 357,875 shares of Merge Technologies Incorporated common stock. In addition, $77,328 in acquisition expenses were incurred. The acquisition was accounted for as a purchase.

     The consolidated statements of operations include the results of operations of SST from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations for the year ended December 31, 1995 as if the acquisition had occurred at the beginning of the year, after giving effect to certain adjustments, including income taxes, acquired in-process technology, and amortization of other intangibles.

     The net loss presented for the year ended December 31, 1995 includes a $375,000 charge to operations for acquired in-process technology. Pro forma results have been prepared for informative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of the date stated or of results which may occur in the future.

                                                   Unaudited
                                                     1995
                                                  ----------
     Revenue................................      $4,000,000
     Net Loss...............................        (770,000)


(3)  LICENSE AGREEMENT

     The Company entered into an agreement in 1996 with a technology supplier under which the Company has been granted a worldwide non-exclusive license to duplicated and distribute encoding software used by the Company in recording identifying marks on x-ray film. The Company was also granted a worldwide exclusive license to duplicate and distribute decoding software embedded in hand held readers. This exclusivity will lapse on November 1, 2000. In the event that the Company ceases to distribute both licensed products for a period of twenty-four months, any license in effect will automatically terminate.

     In addition to the initial payments for the licenses of $288,100, the Company is obligated to pay a royalty based upon the number of the products distributed. The agreement is being amortized over the expected period of benefit, 47 months. No products subject to royalty were sold in 1996 or in 1997. Related amortization was approximately $74,000 for the year ended December 31, 1997.


(4)  INDEBTEDNESS

     (a)  NOTE PAYABLE TO BANK

     The Company entered into a $1,250,000 Revolving Credit Agreement ("Agreement") with a bank in June 1996. The Agreement replaced a $250,000 bank line of credit. Availability of loans under the Agreement were subject to a borrowing base calculated on inventory and account receivable.

The loans bore interest at the bank's reference rate, as defined in the Agreement, plus 0.5%. The Agreement was collateralized by all assets of the Company. At December 31, 1996, the Company was in default with respect to several of the Agreement's restrictive covenants and the note
payable to bank was due on demand.   The interest rate was increased to the
default rate, which represents the bank's reference rate plus 5.5% (13.75% at December 31, 1996).

     Subsequent to December 31, 1996, the Agreement was amended to reduce the credit limit to $753,000 in conjunction with a forbearance agreement entered into with the bank. Under the forbearance agreement, the officer and certain shareholders of the Company provided personal guarantees. On March 18, 1997, the Company and the bank entered into a reinstatement agreement under which the credit limit was increased to $1,000,000 and a term loan of $250,000 was established. In June 1997, the principal and interest outstanding under this note payable to bank were paid in full.

     The Company incurred interest expense on bank debt of $40,000 in 1996 and $44,000 in 1997.

     (b)  SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS

     Effective May 1996, the Company converted $222,712 of $686,064 subordinated notes payable to shareholders ("Notes") and related accrued interest into 191,766 shares of common stock. In addition, the Company settled the remaining $463,352 of Notes and related accrued interest with the issuance of 33,861 shares of the Company's common stock and a cash payment of $375,000. The Company realized an extraordinary gain on the settlement.

     Interest expense incurred on subordinated notes payable to shareholders was approximately $97,800 and $39,700 for the years ending December 31, 1995, and 1996, respectively.

     (c)  NOTE PAYABLE TO SHAREHOLDER

     In June 1996, the Company issued a $160,000 note to a shareholder in consideration for services the shareholder performed in assisting the Company with raising capital.

     The note was due on January 1, 1997, and was non-interest bearing. Effective December 31, 1996, the note payable to the shareholder was discharged against a note due to the Company from the shareholder in connection with the purchase of common stock.

     (d)  NOTE PAYABLE

     In June 1997, the Company entered into a $2,000,000 Loan Agreement with Sirrom Capital Corporation ("Sirrom"). The Loan Agreement bore interest at a stated rate of 13.5% payable monthly from August 1997 through May 2002, with principal and any remaining interest due in June 2002. The Loan Agreement granted Sirrom a security interest in substantially all of the Company's remaining assets.

     In connection with the Loan Agreement, the Company issued stock purchase warrants expiring in July 2002, granting Sirrom the right to purchase 145,256 shares of the Company's common stock at $0.001 per share. Additional warrants would be issued as follows if the principal were outstanding on the specified dates: June 2000 -- 58,498; June 2001 -- 60,056; and June 2002 -- 61,667.

     The stock purchase warrants were subject to a put option whereby Sirrom could sell the warrants to the Company in the 30-day period prior to the expiration date of the warrants. The put option price was equal to the fair market value of the common stock issuable under the warrants.

     The Company assigned a value of $871,538 to the warrants issued, which is reflected as a debt discount and put warrant liability, based on the value of the common stock on the date of the transaction. The debt discount was fully amortized to interest expense during 1997.

     Proceeds from the Loan Agreement were used to fully pay the principal and interest outstanding on the note payable to bank (note 4 (a)), and were also available to repurchase certain outstanding shares of the Company's common stock, and provide additional working capital for sales, marketing, and product development expenditures.

     The note payable and related interest were paid in full in February 1998, with proceeds from the Company's initial public offering (note 12).

     The Company incurred interest expense of $135,000 in connection with the Sirrom Loan Agreement in 1997.

(5)  EMPLOYEE BENEFIT PLAN

     The Company maintains a contributory deferred profit-sharing plan (401(k)) covering employees who meet minimum service requirements and have elected to participate. Company contributions, which are at the discretion of the Board of Directors, totaled $15,900, $30,800 and $46,100 for the years ended December 31, 1995, 1996, and 1997, respectively.

(6)  INCOME TAXES

     Actual income taxes vary from the expected income taxes (computed by applying the statutory income tax rate of 34% to loss before income taxes and extraordinary item) as a result of the following:

                                       Years Ended December 31,
                                 ----------------------------------
                                       1995       1996        1997
                                     --------   --------   --------
Expected tax expense (benefit). . .$(165,000)   $(96,000)  $(71,000)
Increase (decrease) in income
 taxes resulting from:
  Nondeductible amortization and
    acquired in-process technology.   169,000     50,000      --
  Change in the beginning of the
    year balance of the valuation
    allowance for deferred tax
    assets allocated to income
    tax expense . . . . . . . . . .   125,000    140,000   (409,000)
  Research and experimentation
    credit. . . . . . . . . . . . .  (137,000)  (137,000)  (180,000)
  Nondeductible financing costs . .     --         --       318,000
  Nondeductible expenses. . . . . .     5,000     42,000     14,000
  Foreign tax credits . . . . . . .     --         --       (19,000)
  State and local income taxes,
    net of federal income tax
    benefit . . . . . . . . . . . .    (3,000)   (10,000)    51,000
  Other . . . . . . . . . . . . . .     6,000     11,000    296,000
                                    ---------   --------   --------
Actual tax expense. . . . . . . . . $   --      $  --      $  --
                                    =========   ========   ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below:

                                                    December 31,
                                             ----------------------
                                               1996         1997
                                            ----------   ----------

Deferred tax assets:
  Accounts receivable, principally due to
    allowance for doubtful accounts . . . . .$   29,000 $    24,000
  Accrued wages . . . . . . . . . . . . . . .   39,000       94,000
  Research and experimentation credit
    carryforward. . . . . . . . . . . . . . .  496,000      760,000
  Net operating loss carryforwards. . . . . .  741,000      268,000
  Other . . . . . . . . . . . . . . . . . . .    --          87,000
                                            ----------  -----------
Total gross deferred tax assets . . . . . . .1,305,000    1,233,000
  Less valuation allowance. . . . . . . . . . (432,000)     (23,000)
                                            ----------  -----------

  Net deferred tax asset. . . . . . . . . . .  873,000    1,210,000
                                            ----------  -----------
Deferred tax liabilities:
  Property and equipment, principally due
    to differences in depreciation. . . . . .  (61,000)     (88,000)
  Software development costs. . . . . . . . . (804,000)    (978,000)
  Intellectual property . . . . . . . . . . .    --        (128,000)
  Customer list . . . . . . . . . . . . . . .    --         (16,000)
  Other . . . . . . . . . . . . . . . . . . .   (8,000)       --
                                            ----------  -----------

Total gross deferred liabilities. . . . . . .$ (873,000)$(1,210,000)
                                            ==========  ===========
Net deferred taxes. . . . . . . . . . . . . .$    --    $     --
                                            ==========  ===========

     The net change in the total valuation allowance for the years ended December 31, 1995, 1996, and 1997 was an increase (decrease) of $312,000, $79,000, and ($409,000) respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income, management believes it is more likely than not the Company will realize the benefits of these deductible differences net of the existing valuation allowances. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     At December 31, 1997, the Company had net operating loss carryforwards and research credits carryforwards approximating $702,000 and $596,000, respectively. These losses and credits are available to offset future taxable income and tax, if any, and expire in varying amounts beginning in 2008 and 2005 respectively, and continuing through 2011 and 2012, respectively. A portion of the income tax loss carryforwards and credits are subject to certain limitations which could impair the Company's ability to utilize the benefits of these losses and credits in the future. In addition, if certain substantial changes in the Company's ownership should occur, there could be an additional annual limitation on the amount of the carryforwards which could be utilized.

(7)  LEASES

     The Company is obligated under various capital leases for computer equipment that expire at various dates during the next five years. At December 31, 1996, the gross amount of computer equipment was $95,000 and related accumulated amortization was $27,400. At December 31, 1997, the gross amount of computer equipment was $154,700 and related accumulated amortization was $52,400.

     The Company has a noncancelable operating lease for its main office facility. The lease is for an eight-year term expiring in August 2004.
The Company can terminate the lease after the expiration of the fourth year, subject to certain termination costs. Total rent expense associated with this lease for the years ended December 31, 1995, 1996 and 1997 was approximately $76,000, $116,000 and $160,000, respectively. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1997, are:

                                            Operating   Capital
                                           ---------- ----------

1998. . . . . . . . . . . . . . . . . . . .$  162,561   $ 60,401
1999. . . . . . . . . . . . . . . . . . . .   162,055     13,670
2000. . . . . . . . . . . . . . . . . . . .   159,525      7,459
2001. . . . . . . . . . . . . . . . . . . .   159,525      7,459
2002. . . . . . . . . . . . . . . . . . . .   159,525      1,865
Later Years, through 2004 . . . . . . . . .   265,875      --
                                           ----------    -------
Total minimum lease payments. . . . . . . .$1,069,066    $90,854
                                           ==========
   Less amount representing interest  . . .                9,726
                                                         -------
Present value of net minimum
  capital lease payments. . . . . . . . . .               81,128
   Less current installments of obligations
     under capital leases . . . . . . . . .               54,612
                                                         -------
Obligations under capital leases,
  excluding current installments. . . . . .              $26,516
                                                         =======


(8)  SHAREHOLDERS' EQUITY

     (a)  COMMON AND PREFERRED STOCK

     In April 1995, the Company converted each share of issued and outstanding Class A common stock and Class B common stock into one share of newly created common stock, par value $0.01. Each existing option to acquire Class A or Class B common stock was also converted into an option to acquire one share of the newly created common stock.

     In 1996, the Company sold 1,090,319 shares of common stock at approximately $1.48 a share. The Company incurred approximately $224,000 of expenses in connection with the sales of the common stock.

     In 1996, 5,000,000 shares of preferred stock, $0.01 par value, were authorized. The Company has not issued any shares of preferred stock.

     (b)  STOCK REDEMPTION AGREEMENT

     In May 1995, the Company entered into a Stock Redemption Agreement ("SR Agreement") with the former Class B shareholders and the former
Class B option holders. Under the terms of the SR Agreement, the Company may redeem all (but not less than all) of the former Class B shares and the shares of common stock that may be acquired by the exercise of a former Class B option at $1.53 per share (the "call option"). The Company's call option was to expire on March 1, 1997.

     These shares are also subject to a put option exercisable by the former Class B shareholders, to put their shares back to the Company (for cash) at the book value of the Company on the date exercised. The put option cannot be exercised until June 30, 1997, and expires on June 30, 1998. The Company is recording the redemption price of the common stock subject to the put feature by adjusting interest expense and the put option liability.

     In March 1997, the Company amended the SR Agreement to extend the Company's call option and the holder's put option through October 1998. The call price ranges from $1.56 to $2.37 and the put price ranges from $0.71 to $1.52.

     As of December 31, 1995 there were 616,674 shares of former Class B stock and 60,536 former Class B options outstanding which were subject to call and put rights. In April 1996, the number of shares and options subject to the call and put options was reduced to 424,757 and 13,253, respectively, as a provision of the conversion of the Notes into common shares (see note 4). During the six months ended June 30, 1997, the 13,253 options subject to the call and put expired. In February 1998, the Company exercised its call option with respect to the 424,757 shares for a price of

$1.90 a share.

     (c)  STOCK OPTION PLAN

     The Company maintains a stock option plan for employees of Merge Technologies Incorporated (Plan) which provides for the granting of a maximum of 1,015,826 shares of common stock. Under this Plan, options have an exercise price equal to the fair market value of the stock at the date of grant. The majority of the options vest 25% immediately with the remaining vesting over a three-year period. The options granted under this plan expire six years from the date of grant.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996 and 1997: expected option lives of four years, expected volatility and dividend yield of 0%, and a risk-free interest rate of 5.63% and 6.13%. The weighted average grant-date fair value of options calculated using the Black-Scholes model was $0.29 and $1.29 for options granted in 1996 and 1997, respectively.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. All options under the plans have been granted at exercise prices not less than the market value at the date of the grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                   1995       1996       1997
                                ---------- ---------- ----------
Net loss available to
  common shareholders

    As reported . . . . . . . . $ (574,373)$ (113,679) $(209,026)
    Pro forma . . . . . . . . .   (574,373)  (177,000)  (347,026)

Basic and diluted net loss
  per share

    As reported . . . . . . . .      (0.21)     (0.03)     (0.05)
    Pro forma . . . . . . . . .      (0.21)     (0.04)     (0.09)


     Pro forma net loss reflects only options granted in 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

     A summary of stock options is as follows:

                              Class B                  Common
                       --------------------    --------------------
                                   Weighted                Weighted
                                   Average                 Average
                                   Exercise                Exercise
                        Number       Price      Number       Price
                       --------   ---------    --------   ---------
Options outstanding,
  January 1, 1995 . .    60,536        0.33
Conversion of Options   (60,536)      (0.33)     60,536       $0.33
                                               --------
Options outstanding,
  December 31, 1995 .                            60,536        0.33

Options granted . . .                           776,944        1.48
                                               --------
Options outstanding,
  December 31, 1996 .                           837,480        1.39

Options exercised . .                           (11,201)       0.74
Options granted . . .                           251,925        6.00
Options forfeited . .                          (120,104)        .96
                                               --------
Options outstanding
  December 31, 1997 .                           958,100        2.67
                                               ========
Options exercisable
 December 31, 1997. .                           482,270       $2.27
                                               ========


     The following table summarizes information about stock options outstanding at December 31, 1997:


                                  Weighted
                                   average        Weighted                        Weighted
 Range of                         remaining        average                         average
 exercise           Options      contractual      exercise         Options        exercise
 prices           outstanding       life            price        exercisable        price
----------        ----------     ----------      ----------      ----------      ----------

$1.48               706,175          4.83            $1.48        398,295           $1.48
$6.00               251,925          5.32             6.00         83,975            6.00
                   --------                                      --------           -----

                    958,100          4.97            $2.67        482,270           $2.27
                   ========                                      ========           =====


     (d)  WARRANTS

     In June 1997, the Company entered into a $2,000,000 Loan Agreement with Sirrom Capital Corporation (Sirrom"). In connection with the Loan Agreement, the Company issued stock purchase warrants expiring in July 2000, granting Sirrom the right to purchase 145,256 shares of the Company's common stock at $0.001 per share. In February, 1997, Sirrom exercised 108,942 options and the remaining 36,314 options were terminated upon payment of a fee of $196,000 by the Company.

     (e)  NOTE RECEIVABLE IN CONNECTION WITH PURCHASE OF COMMON STOCK

     In June 1996, a shareholder of the Company issued a $200,000 non-interest bearing note due on or before June 1, 1999 to purchase 135,443 shares of the Company's common stock at $1.48 per share, the fair market value of the stock on the date of the note. The present value of the note was $150,000. The Company has recognized interest income on the note at an imputed interest rate of 10%. Effective December 31, 1996, the note receivable was offset with a note payable by the Company to the shareholder (note 4(c)).

(9)  SIGNIFICANT CUSTOMER

     The Company had two customers that accounted for 32% and 12%, respectively, of consolidated net sales for the year ending December 31, 1995. The Company had two customers and one distributor that accounted for 15%, 10%, and 26%, respectively, of consolidated net sales for the year ending December 31, 1996, and one customer and one distributor that accounted for 14% and 23%, respectively, of consolidated net sales for the year ending December 31, 1997. Accounts receivable from the distributor accounted for approximately 30% and 38% of outstanding consolidated amounts at December 31, 1996 and 1997, respectively.


(10)  PROFESSIONAL FEES RELATED TO PROPOSED FINANCING

     The Company incurred $364,000 in fees in preparation for an initial public offering in 1996 that was canceled.


(11)  CONSULTING AGREEMENT

     In June 1996, the Company entered into a three- year consulting agreement with one of its shareholders for financing and other business services. Pursuant to the terms of the consulting agreement, the shareholder will be paid $3,500 per month during the term of the agreement plus out-of-pocket expenses. In the opinion of management of the Company, such fee is representative of the fee the Company would be required to pay an independent third-party to receive similar financing and other business services. The Company and the shareholder terminated this consulting agreement effective upon closing of the initial public offering.


(12)  SUBSEQUENT EVENT

     On January 29, 1998, the Company completed an initial public offering of 1,900,000 shares of common stock at an offering price of $6.00 per share. On February 27, 1998, the underwriter exercised its overallotment option and offered an additional 285,000 shares to the public at $6.00 per share. As a result of the initial public offering, the Company received net proceeds of approximately $11,800,000 and increased its total shares of common stock outstanding by 2,185,000 shares. The net proceeds of the offering were used, in part, to repay in full the outstanding principal and interest on the $2,000,000 note with Sirrom Capital, to redeem 424,757 shares of stock held by Alpha Capital Venture Partners at $1.90 per share, and to terminate an unexercised warrant held by Sirrom Capital for $196,000.

(13)   RECENT ACCOUNTING PRONOUNCEMENTS

     On October 27, 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. This SOP provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions.
This SOP supersedes SOP 97-1, Software Revenue Recognition. This SOP is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company is currently evaluating the effect of this SOP on its 1998 financial statements.

     Statement of Financial Accounting Standards No. 131 (FAS 131), "Disclosures of Information about Capital Structure" was issued in June of 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement is effective for financial statements for periods beginning after December 15, 1997. The Company has evaluated the effect of FAS 131 on its 1998 financial statements and determined that it does not have reportable segments at this time.

            MERGE TECHNOLOGIES INCORPORATED AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             THREE MONTHS ENDED JUNE 30, 1997 AND 1998 AND
          SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)


(1)  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10-QSB. Accordingly, certain information and notes required by generally accepted accounting principles for complete financial statement are not included herein. The interim statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 1997.

     The accompanying unaudited consolidated financial statements of the Company have been prepared on the same basis as the audited consolidated financial statements and include all adjustments of a normal recurring nature which are, in the opinion of management, necessary to present a fair statement of the financial conditions and results. The operating results from interim periods presented are not necessarily indicative of the results expected for a full year.

(2)  REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment. No significant Company obligations exist with regard to delivery or customer acceptance following shipment. Revenues from software maintenance are deferred and recognized straight-line over the contract support period, which is generally one year.

(3)  INITIAL PUBLIC OFFERING

     On January 29, 1998, the Company completed an initial public offering of 1,900,000 shares of common stock at an offering price of $6.00 per share. On February 27, 1998, the underwriter exercised its over allotment option and offered an additional 285,000 shares to the public at $6.00 per share. As a result of the initial public offering, the Company received net proceeds of approximately $11,800,000 and increased its total shares of common stock outstanding by 2,185,000 shares. The net proceeds of the offering of 1,900,000 shares of common stock were used to repay in full the outstanding principal and interest on the $2,000,000 note with Sirrom Capital, to redeem 424,757 shares of stock held by Alpha Capital Venture Partners at $1.90 per share, to terminate an unexercised warrant held by Sirrom Capital for $196,000, and to provide general working capital.

(4)  RECENT ACCOUNTING PRONOUNCEMENTS

     On October 27, 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions.
This SOP supersedes SOP 91-1, Software Revenue Recognition and is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company has applied SOP 97-2 1998 in its interim financial statements.

     Statement of Financial Accounting Standards No. 130 (FAS 130), "Reporting Comprehensive Income" was issued in June of 1997. This statement establishes standards of reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It is effective for financial statements for periods beginning after December 15, 1997. The Company has adopted FAS 130 effective
January 1, 1998.

                            108,942 Shares


                    Merge Technologies Incorporated


                             Common Stock

                    ______________________________

                              PROSPECTUS
                    ______________________________



                           __________, 1998

No dealer, salesperson, or any other person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy any securities, by any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           TABLE OF CONTENTS
                                                                  Page

Additional Information. . . . . . . . . . . . . . . . . . . . . . . .2
<STRIKEOUT>
Incorporation of Certain Documents by Reference . . . . . . . . . . .2
</STRIKEOUT>
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Forward - Looking Statements and Associated Risks . . . . . . . . . 12
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Selling Stockholder . . . . . . . . . . . . . . . . . . . . . . . . 12
Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . 13
Management's Discussion and Analysis of
  Financial Condition and Results of Operations . . . . . . . . . . 15
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Market for Common Stock . . . . . . . . . . . . . . . . . . . . . . 42
Certain Relationships and Related Transactions. . . . . . . . . . . 42
Principal Shareholders. . . . . . . . . . . . . . . . . . . . . . . 45
Description of Securities . . . . . . . . . . . . . . . . . . . . . 46
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . 51
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .F-1

UNTIL __________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 180.0851 of the WBCL allows a Wisconsin corporation to limit its obligation to indemnify officers and directors by providing so in the articles of incorporation. The Company's By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered), the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the WBCL and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a schedule of the estimated expenses to be incurred by the Company in connection with the registration of the securities offered hereby.

Registration Fee                           $   112
Accounting Fees and Expenses               $ 5,000
Legal Fees and Expenses                    $10,000
Miscellaneous                              $   500
                                           -------
Total                                      $15,612
                                           =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Effective May 1996, the Company converted $222,712 of $686,064 subordinated and junior subordinated notes of indefinite maturity and bearing interest at a rate equal to the prime rate plus 3% for the subordinated notes and prime rate plus 4% for the junior subordinated notes payable to Mr. Robert T. Geras, Mr. Warren B. Cozzens, Mr. Mitchell D. Goldsmith, Mr. Phillip J. Hanrahan, Mr. Thomas Jennings, Ms. Mary Jennings, Mr. Christopher Kalmus, Mr. Henry Kuehn, Mr. Jeffrey Lane, Mr. Michael Lechter, Terry Mikkelson, Mr. Michael Regenfuss, Mr. Luke E. Sims, and Mr. Frederick P. Stratton, Jr. (the "Shareholder Notes") and related accrued interest into 191,766 shares of Common Stock. In addition, the Company discharged the remaining $463,352 of the Shareholder Notes and related accrued interest with the issuance of 33,861 shares of Common Stock and a cash payment of $375,000. This sale was exempt from registration as a non-public offering of securities under Regulation D, promulgated under
Section 4(2) of the Securities Act. Each of the purchasers in the transactions described above was given access to financial and non-financial information about the Company and was a sophisticated investor capable of understanding the merits and risks of his or her investment.

     In 1995, the Company issued 111,741 shares of Common Stock in a private placement at $1.34 per share, for aggregate consideration of $150,000. In connection with this private placement, Robert T. Geras, a Director of the Company, and Warren B. Cozzens, a former Director, purchased 22,348 and 89,393 shares of Common Stock, respectively. All Common Stock was paid for with cash. There were no underwriting discounts or commissions in this sale. This sale was exempt from registration as a non-public offering of securities under Regulation D, promulgated under
Section 4(2) of the Securities Act. No general solicitation or general advertising was made in connection with this private placement, and each of the purchasers in this private placement had the opportunity to ask questions of officers of, and to obtain information from, the Company.

     In 1995 and 1996, the Company issued an aggregate of 1,229,148 shares of its Common Stock to 45 accredited investors in a private placement at $1.48 per share. The Company received consideration in connection with this private placement of $205,000 in 1995 and $1,610,000 in 1996. In connection with such private offering, Mr. Geras, a director of the Company, purchased 182,848 shares at the same price offered to other investors. Mr. Cozzens, a former director, also purchased 257,342 shares in this private offering. These amounts reflect the total offering price. There were no underwriting discounts or commissions in this sale. This sale was exempt from registration as a non-public offering of securities under Regulation D, promulgated under Section 4(2) of the Securities Act. No general solicitation or general advertising was made in connection with this private placement, and each of the purchasers in this private placement had the opportunity to ask questions of officers of, and to obtain information from, the Company.

    Effective July 7, 1996, the Company's shareholders approved and adopted the 1996 Stock Option Plan for employees of the Company (the "1996 Plan") which currently provides for the grant of options to purchase, in the aggregate, up to 2,015,826 shares of Common Stock. The 1996 Plan provides for the grant to employees of incentive stock options ("ISOs") and non-qualified stock options. As of the date hereof, options to purchase 924,043 shares of Common Stock have been granted and are outstanding under the 1996 plan at exercise prices ranging from $1.48 to $6.00 per share. The transaction described above was exempt from registration under Rule 701, promulgated under Section 3(b) of the Securities Act.

     In January 1998 the Board of Directors approved the Company's 1998 Stock Option Plan for Directors (the "Director Plan"). As of February 4, 1998, each of the six non-employee Directors of the Company was granted an option to purchase 10,000 Common Shares at an exercise price equal to the IPO price of $6.00 per share. The Company is currently authorized to issue up to an additional 40,000 shares of Common Stock under the Director Plan. One-third of the Directors' options will vest on each of the first, second and third anniversaries of the date of the grant. The transaction described above was exempt from registration under Rule 701, promulgated under Section 3(b) of the Securities Act.

    On June 30, 1997, the Company borrowed $2,000,000 from Sirrom Capital Corporation ("Sirrom"), a third-party institutional "mezzanine" lender, pursuant to a note (the "Sirrom Note") and related security agreement. The Sirrom Note required payments of interest only, computed at 13.5% per annum, payable monthly in arrears through maturity (June 30, 2002). Approximately $1,007,000 of the proceeds of the Sirrom Note were applied by the Company in June 1997 toward the repayment of the bank indebtedness and the balance toward working capital. No principal payments were required prior to maturity. Prepayment in whole or part was permitted without penalty. The Sirrom Note was secured by a first lien on all of the Company's assets, subject to Sirrom's agreement to subordinate its lien to a senior revolving credit facility in an amount not to exceed $2,500,000 provided that initially permitted borrowings under such facility was not to exceed $1,500,000, subject to increase if the Company achieved certain income targets.

     As a condition to issuance of the Sirrom Note, the Company issued a warrant, which granted Sirrom the right to acquire for nominal consideration a base amount of 145,256 Common Shares (the "Sirrom Warrant"). The base amount of Common Shares purchasable under the Sirrom Warrant was determined through arms-length negotiations between Sirrom and the Company. Under the terms of the Sirrom Warrant, in the event the loan was outstanding in whole or in part on the third, fourth and fifth anniversaries of the initial loan funding, additional Shares could be purchased pursuant to the Sirrom Warrant for nominal consideration. The Sirrom Warrant prohibited the sale of shares by the Company to third parties at below fair market value without concomitant antidilution protection to Sirrom, but expressly permitted the issuance of up to 1,354,434 shares pursuant to the 1996 Plan.

     The Sirrom Warrant granted Sirrom the right to attend (but not vote at) Directors' meetings until such time as the Sirrom Note was paid in full. The Sirrom Warrant granted Sirrom a put right for a period of 30 days immediately prior to its expiration at "Fair Market Value," which was to be determined by agreement of the parties or, in the absence of agreement, by two independent appraisers. Sirrom was granted piggyback registration rights in connection with certain registered offerings of the Common Shares and rights of co-sale to participate in sales of the Common Shares by Robert T. Geras or William C. Mortimore.

     By agreement dated October 30, 1997    as amended May 29, 1998    ,
the Company and Sirrom agreed that upon the expected closing of the IPO:
(i) the Sirrom Note would be paid in full; (ii) the Sirrom Warrant would be exercised as to 75% (108,942) of the original number of shares issuable under it; (iii) Sirrom would not offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company for a period of 180 days following the date of the IPO without the prior written consent of the Representative; (iv) Sirrom's right to purchase 25% (36,314) of the original number of shares issuable under the Sirrom Warrant would be terminated; (v) the put option in favor of Sirrom would be canceled; (vi) a termination fee (which ultimately totaled $196,095.60) would be paid to Sirrom; and (vii) the Company agreed to file a registration statement to register shares issued to Sirrom pursuant to the Sirrom Warrant within 120 days (extended to 165 days by amendment dated May 29, 1998) of the Closing of the IPO, provided in no event would such registration statement be declared effective until at least 180 days following the initial closing of an initial public offering of the Common Shares. The amount of the Sirrom Termination Fee was determined through arm's length negotiations between the Company and Sirrom based on factors including the Company's interest in eliminating uncertainty with respect to its future equity-related liabilities and Sirrom's interest in receiving cash in return for relinquishing its put option. Upon the closing of the IPO the Sirrom Warrant was exercised under the terms of the October 30, 1997 agreement.

     The issuance of the Sirrom Note and the Sirrom Warrant were exempt from registration under Section 4(2) of the Securities Act.

    Except as otherwise indicated, the transactions described above were exempt from registration under Section 4(2) of the Securities Act. No general solicitation or general advertising was made in connection with any of the transactions described above, and each of the purchasers in these transactions had the opportunity to ask questions of officers of, and to obtain information from, the Company.

ITEM  27.   EXHIBITS
                             EXHIBIT INDEX
EXHIBIT NO.
-----------

3.1  Articles of Incorporation of Registrant (1)

3.2  Amended and Restated By-Laws of Registrant as of February 3, 1998 (2)

4.1  Form of Lock-Up Agreement (1)

4.2  Common Stock Certificate (1)

4.3  Representative's Warrant (2)

5.1  Opinion of Shefsky & Froelich Ltd. regarding legality
<STRIKEOUT>(3)</STRIKEOUT>

10.1 Employment Agreement dated September 1, 1997 between Registrant and William C. Mortimore (1)

10.2 Merge/Sirrom Revised Modification Agreement dated as of October 30,
1997 (1), and Amendment dated May 29, 1998    (3)

10.3 OEM Purchase Agreement between Registrant and Philips Medical Systems Nederland B.V. dated September 24, 1994 and First Amendment dated June 4, 1996 (1)

10.4 Distribution Agreement with Picker International, Inc. (1)

10.5 1996 Stock Option Plan for Employees of Registrant dated May 13, 1996
(1)

10.6 Office Lease for West Allis Center dated May 24, 1996 between Registrant and Whitnall Summit Company, LLC, Supplemental Office Lease dated July 3, 1997 (1) and Supplemental Office Space
<STRIKEOUT>(2)</STRIKEOUT> Lease dated January 30, 1998 (2)

10.7 Alpha Capital Venture Partners Limited Agreement dated March 1, 1997
(1)

10.8 1998 Stock Option Plan For Directors (2)

13.1 Annual Report on Form 10-KSB for the fiscal year ended December 31,
1997    (2)

13.2 Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998
   (2)

21   Subsidiaries of Registrant (1)

23.1 Consent of Shefsky & Froelich Ltd. (see Exhibit 5.1)

23.2 Consent of KPMG Peat Marwick LLP    (3)

24   Power of Attorney    (3)


27.1 Financial Data Schedule (December 31, 1997) (2)

27.2 Financial Data Schedule (June 30, 1998) (4)

-----------

(1) Incorporated by reference to Registration Statement on Form SB-2 (no. 333-39111) effective January 29, 1998.

(2) Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

(3) Incorporated by reference to Registration Statement on Form SB-2 (No. 333-58973) filed July 13, 1998.

(4) Incorporated by reference to Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998.

ITEM  28. UNDERTAKINGS

     A.    SUPPLEMENTARY AND PERIODIC INFORMATION, DOCUMENTS AND REPORTS.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant hereby undertakes to continue to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

     B.    INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.    UNDERTAKINGS PURSUANT TO RULE 415.

     The Registrant will (1) file, during any period in which offers or sales of securities are made under this Registration Statement, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement; and
(iii) include any additional or changed material information on the plan of distribution; (2) for purposes of determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                              SIGNATURES

     In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in
the City of Milwaukee, State of Wisconsin, on    August 25, 1998
<STRIKEOUT>July 13, 1998.</STRIKEOUT>.


                            MERGE TECHNOLOGIES INCORPORATED
                            (Registrant)


                            By:  /s/ William C. Mortimore
                                 ------------------------------
                                 William C. Mortimore
                                 President, Chief Executive Officer
                                 and Director


     In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the
capacities indicated this     25th day of August, 1998.     <STRIKEOUT>13th
day of July, 1998.</STRIKEOUT>


Name                        Position                        Date
----                        --------                        ----


/s/ William C. Mortimore    President,
--------------------------- Chief Executive Officer,    August 25, 1998
William C. Mortimore        and Director
                            (Principal Executive        <STRIKEOUT>
                            Officer)                    July 13, 1998
                                                        </STRIKEOUT>

/s/ Colleen M. Doan         Chief Financial Officer,
--------------------------- Secretary and Treasurer     August 25, 1998
Colleen M. Doan             (Principal Accounting
                            Officer and Principal       <STRIKEOUT>
                            Financial Officer)          July 13, 1998
                                                        </STRIKEOUT>


The entire Board of Directors:

     William C. Mortimore
     Robert T. Geras
     Robert A. Barish, M.D.
     Dennis Brown
     Michael D. Dunham
     Douglas S. Harrington, M.D.
     Kevin E. Moley


By   /s/  William C. Mortimore
     ---------------------------                        August 25, 1998
     William C. Mortimore,
     as Attorney-in-fact                                <STRIKEOUT>
                                                        July 13, 1998
                                                        </STRIKEOUT>

EXHIBIT 5.1
-----------


                               August 25, 1998

                            <STRIKEOUT>July 13, 1998</STRIKEOUT>


Merge Technologies Incorporated
1126 South 70th Street
Suite 5107B
Milwaukee, WI 53214

     Re:   Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about July 13, 1998 (the "Registration Statement") and the form of Prospectus included therein (the "Prospectus"), in connection with the registration under the Securities Act of 1933, as amended, of 108,942 shares of your common stock, $.01 par value, (the "Shares") to be sold by the Selling Stockholder. As your legal counsel, we have examined (a) the Registration Statement; (b) the Articles of Incorporation and By-laws of the Company; (c) resolutions of the Company's Board of Directors relating to the authorization of the issuance and registration of the Shares covered by the Registration Statement; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     It is our opinion that the Shares are, and following sale by the Selling Stockholder pursuant to the Registration Statement will remain, legally and validly issued, fully paid and nonassessable, except with respect to debts owing to employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part hereof, and any amendments thereto.

                            Very truly yours,

                            /s/ Shefsky & Froelich Ltd.

                            SHEFSKY & FROELICH LTD.

<STRIKEOUT>
EXHIBIT 10.2
------------

                  AMENDMENT TO SIRROM/MERGE AGREEMENT
                  -----------------------------------

     FIRST AMENDMENT dated this 29th day of May, 1998 amending that certain agreement dated as of October 30, 1997 ("Agreement"), by and between Sirrom Funding Corporation ("Lender") and Merge Technologies Incorporated, a Wisconsin corporation ("Merge"). Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

                               RECITALS
                               --------

     A. Lender loaned $2,000,000 to Merge and in connection with such loan obtained a warrant to purchase up to 145,256 shares of Merge's Common Stock for nominal consideration.

     B. The Agreement provides among other things for the reduction in the number of shares purchasable per the warrant to 108,942 shares ("Lender Shares"), payment of a termination fee and for Merge to submit a registration statement for the registration of the Lender Shares, and use its best efforts to cause such registration statement to be declared effective, no earlier than 180 days following the initial closing of the initial public offering of the IPO of Merge's common stock.

     C. The Closing Date of the IPO was February 3, 1998 and Merge has met its obligations to date under the Agreement. The parties are desirous of extending the dates for the registration of the Lender Shares as set forth below.

     NOW THEREFORE, in consideration of the premises herein, payment of $1.00 from Merge to Lender, receipt of which is acknowledged, and other good and valuable consideration, the parties agree that the first sentence of Section 2d of the Agreement is amended and restated as follows:

     The Borrower shall file a registration statement under Form SB-2 no later than 165 days following the Closing Date, to register the Lender Shares and shall use its best efforts to cause such registration statement to be declared effective as quickly as possible, but in no event prior to 180 days following the Closing Date, and Lender further agrees to not sell, pledge, encumber or otherwise dispose of any of its Lender Shares or its interest in the Warrant or in any rights in said securities for a period of 180 days following the Closing Date.

     IN WITNESS WHEREOF, the undersigned have executed this First
Amendment as of the date first set forth above.

SIRROM FUNDING CORPORATION       MERGE  TECHNOLOGIES INCORPORATED

By:  /S/ John Dyslin

     Its: Vice President         /S/ William C. Mortimore, President


SIRROM CAPITAL CORPORATION

By:  /S/ John Dyslin, Vice President

</STRIKEOUT>

EXHIBIT 23.2
------------





                  CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Merge Technologies Incorporated:

We consent to the use of our report    included     <STRIKEOUT>incor-
porated</STRIKEOUT> herein <STRIKEOUT>by reference</STRIKEOUT> and to the reference to our firm under the heading "Experts" in the Prospectus.



KPMG PEAT MARWICK LLP

Chicago, Illinois


August 25, 1998


<STRIKEOUT>
July 13, 1998
</STRIKEOUT>

<STRIKEOUT>

EXHIBIT 24
----------



                           POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints William C. Mortimore his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form SB-2 (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Name                             Position                    Date
----                             --------                    ----


/s/ Colleen M. Doan              Chief Financial         July 13, 1998
-------------------------------  Officer, Secretary
Colleen M. Doan                  and Treasurer



/s/ Robert T. Geras              Director                July 13, 1998
-------------------------------
Robert T. Geras



/s/ ROBERT A. BARISH, M.D.       Director                July 13, 1998
-------------------------------
Robert A. Barish, M.D.



/s/ DENNIS BROWN                 Director                July 13, 1998
-------------------------------
Dennis Brown



/s/ MICHAEL D. DUNHAM            Director                July 13, 1998
-------------------------------
Michael D. Dunham



/s/ DOUGLAS S. HARRINGTON, M.D.  Director                July 13, 1998
-------------------------------
Douglas S. Harrington, M.D.



/s/ KEVIN E. MOLEY               Director                July 13, 1998
-------------------------------
Kevin E. Moley


</STRIKEOUT>